UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGM Resorts International

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Virtual ANNUAL MEETING

This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. You may attend, vote, and submit questions before and during the Annual Meeting via live audio webcast on the Internet at  www.virtualshareholdermeeting.com/MGM2020.You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend.

As described in proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGM2020. You may also submit questions before and during the meeting. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 1:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2020	to approve, on an advisory basis, the compensation of our named executive officers	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Stockholders of record at the close of business on March 20, 2020 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to join the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 6, 2020 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

Paul Salem

Chairman of the Board

March 27, 2020

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE
INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

Cautionary Note regarding forward-looking statements

Statements in this Proxy Statement that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. MGM Resorts International (the “Company”) has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding its ability to achieve its ESG or corporate social responsibility (“CSR”) 2025 goals. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

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2020 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 6, 2020

2:00 p.m. Pacific Time

Via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2020

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 27, 2020, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to join the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2019 accompanies this Proxy Statement.

This year’s Annual Meeting will be online and a completely virtual meeting of stockholders due to the ongoing public health impact of the coronavirus (COVID-19) outbreak. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our stockholders, directors and members of management. You may attend, ask questions and vote during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2020. You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend. We expect that in 2021 we will continue to host a virtual meeting only, which we believe is consistent with our MGM 2020 plan to reduce costs and drive margin improvements to position your company for future growth. Furthermore, we believe a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. Finally, a virtual meeting is consistent with our goal to be an environmental leader and our core belief that a greener business is a better business.

Your Vote is Important

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 6, 2020. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

How to Vote - Stockholder Of Record

Voting Rights and Outstanding Shares

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 20, 2020 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 20, 2020, there were 492,690,958 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

You may vote by attending the Annual Meeting virtually, by completing and returning a proxy by mail or by using the internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on May 5, 2020.

If you are a stockholder of record and wish to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGM2020, you may do so. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to virtually attend the Annual Meeting and vote online at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your Common Stock and bring such proxy with you to hand in with your ballot.

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card	24	✓
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	37	✓
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	39	✓

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present virtually or represented by proxy.

Quorum and Votes Required

The presence, virtually or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2020 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting virtually or by proxy and entitled to vote	Yes
3. Approval of executive compensation on an advisory basis	Majority of shares represented at meeting virtually or by proxy and entitled to vote	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Abstentions do not count as votes “against” and have no effect with respect to the election of directors. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines (as defined below). With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

Adjournment

In accordance with the Company’s Amended and Restated Bylaws, the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting virtually at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 5, 2020.

How the Votes Will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 27, 2020, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

Stockholder Outreach

We understand the importance of assessing our corporate governance and executive compensation practices regularly, and fiscal 2019 marked another year that members of senior management, together with a member of the Compensation Committee, have engaged in stockholder outreach activities. As a result of our outreach program, we believe that our shareholders support our compensation practices. Our 2019 proposal to approve, on an advisory basis, the 2018 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 86% of the votes cast. In December of 2019, a member of the Compensation Committee discussed the results of the 2019 say-on-pay vote and executive compensation matters generally with eight of our institutional shareholders, which totaled approximately 38% of our shareholder base. Based on the positive results of the 2019 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2019 say-on-pay vote.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AT A GLANCE

✓	Robust Director Nominee Selection Process	✓	Realignment of Board Committees and Chair Assignments in 2016

✓	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✓	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✓	Annual Election of Directors with Majority Voting Standard	✓	Award-Winning Commitment to Sustainability

✓	Annual Board and Committee Self-Evaluations	✓	Anti-Hedging, Anti-Pledging and Clawback Policies

✓	Board Orientation and Continuing Education Program	✓	Executive and Director Stock Ownership Guidelines

✓	Codes of Conduct for Directors and Employees	✓	Adopted a Proxy Access Right
✓	Separate Chairman and Chief Executive Officer Roles	✓	Annual “Say on Pay” Advisory Vote

✓	Stockholder Ability to act by Written Consent

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Corporate Governance Guidelines.”

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy.” A summary of material amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Governance Documents.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

Director Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and, in some respects, exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Ms. Herman, Mr. Hernandez, Ms. Jammet, Mr. Kilroy, Ms. McKinney-James, Mr. Meister, Mr. Salem, Mr. Spierkel, Ms. Swartz, and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE.

All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors, as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

Director Stock Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors. Under these guidelines, each director was expected to accumulate, by December 31, 2017 (or, if later, by December 31 of the fifth year following the year he or she becomes a director), Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after April 2012 until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. As of December 31, 2019, all directors serving as of such date were in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

Proxy Access

In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, is generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria and stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

Director Retirement Age

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis.

Information Regarding the Board and Board Committees

Following the annual meeting in 2019, the Board consisted of 12 directors. In 2019, the Board met 19 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee. Directors are expected to attend each annual meeting of stockholders, either virtually or telephonically. All members of the Board attended last year’s annual meeting.

Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served.

The table below provides membership as of December 31, 2019 and meeting information for the Board Committees.

COMMITTEE MEMBERSHIP(1)
William W. Grounds				●
ALEXIS M. HERMAN			CHAIR	●
ROLAND HERNANDEZ (LID)	●	CHAIR		●
MARY CHRIS JAMMET	●	●
JOHN KILROY			●	●
ROSE MCKINNEY-JAMES		●		CHAIR
KEITH A. MEISTER
JAMES J. MURREN
PAUL SALEM	●			●
GREGORY M. SPIERKEL	CHAIR		●
JAN G. SWARTZ		●	●
DANIEL J. TAYLOR		●	●
Total Number of Meetings in 2019	9	8	5	4

(1) Mr. Bible was a member of the Audit and Nomination and Corporate Governance Committee prior to the 2019 annual meeting. He reached the Board’s recommended retirement age prior to last year’s annual meeting, and therefore did not stand for re-election to the Board.

Below is a summary of the composition and responsibilities of our Audit, Compensation, Nominating/Corporate Governance and Corporate Social Responsibility Committees, each of which has a written charter available on our website at mgmresorts.investorroom.com/corporate-governance under the captions “Audit Committee Charter,” “Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” and “Corporate Social Responsibility Committee Charter.” In addition to the committee membership and responsibilities outlined below, a member of the Board is also designated to serve as liaison to our Compliance Committee.1

AUDIT COMMITTEE MEMBERS: Gregory M. Spierkel, Chair Roland Hernandez Mary Chris Jammet Paul Salem INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All

•   Provides independent, objective oversight of our financial reporting system

•   Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

•   Reviews the independence and performance of our internal auditors and independent registered public accounting firm

•   Reviews our compliance with legal and regulatory requirements

•   Approves the report that is required to be included in this Proxy Statement

•   Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

•   Meets regularly with our management, independent registered public accounting firm, internal auditors and the Compliance Committee, and reports its findings to the Board

COMPENSATION COMMITTEE MEMBERS: Roland Hernandez, Chair Mary Chris Jammet Rose McKinney-James Jan G. Swartz Daniel J. Taylor INDEPENDENT: All

•   Ensures that the compensation program for our executives is effective in attracting and retaining key officers

•   Ensures that the compensation program for our executives links compensation to performance and our overall business strategy

•   Ensures that the compensation program for our executives is administered in a fair and equitable fashion that is aligned with stockholders’ interests

•   Establishes, implements and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance-based incentive plans and administers and approves the grants of share-based awards under our Amended and Restated 2005 Omnibus Incentive Plan

•   Authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation

•   Approves the annual Compensation Committee report appearing in this Proxy Statement

•   Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

•   Reviews at least annually the Company’s compensation policies and practices generally as they relate to the Company’s risk management practices

[1]
We have established a Compliance Committee of professionals who do not serve on our Board (the “Compliance Committee”) to oversee procedures designed to decrease the likelihood that any activities of the Company or any our affiliates would impugn our reputation or integrity in any of the specific jurisdictions in which we maintain gaming operations, or in the gaming industry in general. We are required by the Nevada Gaming Authorities and the New Jersey Administrative Code to maintain such a Compliance Committee and an associated Compliance Plan.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Alexis M. Herman, Chair John Kilroy Gregory M. Spierkel Jan G. Swartz Daniel J. Taylor INDEPENDENT: All

•   Ensures overall adherence to corporate governance practices

•   Selects director nominees to be recommended to the Board

•   Oversees the implementation of the Corporate Governance Guidelines

•   Develops and makes recommendations to the Board for specific criteria for selecting directors

•   Reviews and makes recommendations to the Board with respect to membership on committees of the Board

•   Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer and our other key executive officers

•   Oversees the annual self-evaluations of the Board

•   Oversees the orientation program for new directors and continuing education for directors

•   Follows developments regarding corporate governance and best practices related thereto

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair William W. Grounds Alexis M. Herman Roland Hernandez John Kilroy Paul Salem

•   Assists the Board in guiding our comprehensive CSR program, which is designed to deliver strategic value, in alignment with business objectives, and the Company's core belief that we should be a responsible corporate citizen in our policies and business practices

•   Promote and effectuate the Company’s commitment to corporate social responsibility and review corporate performance against those standards

•   Supports effective integration of diversity strategies into our major business functions and operations

•  Oversees initiatives related to the four focus areas: fostering diversity and inclusion, investing in community, caring for one another and protecting the planet

•  Consider the impact of the Company’s businesses, operations and programs from a social responsibility and impact perspective, taking into account the interests of shareholders, customers, partners, suppliers, employees, communities and regulator

Compensation Committee Interlocks and Insider Participation

During 2019 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Director Selection Process

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the  context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes:

•	leadership abilities;

•	financial acumen;

•	general and special business experience and expertise;

•	industry knowledge;

•	government experience;

•	other public company directorships;

•	high ethical standards;

•	independence;

•	sound judgment;

•	interpersonal skills;

•	overall effectiveness; and

•	ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its Board members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The table below is a summary of the range of skills and experiences that each director nominee brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications and diversity that each director offers, and the fact that a particular skill, experience or qualification is not listed does not mean that a director does not possess it.

Skills & Qualifications

	Leadership Experience	Financial Experience	Industry Experience	Public Company Directorship Experience	Government Experience
William W. Grounds	✓	✓	✓	✓
Alexis M. Herman	✓	✓		✓	✓
Roland Hernandez	✓	✓	✓	✓
Mary Chris Jammet	✓	✓	✓
John Kilroy	✓	✓	✓	✓
Rose McKinney-James	✓	✓	✓	✓	✓
Keith A. Meister	✓	✓	✓	✓
Paul Salem	✓	✓		✓
Gregory M. Spierkel	✓	✓		✓
Jan G. Swartz	✓	✓	✓
Daniel J. Taylor	✓	✓	✓	✓

As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, from time to time the Nominating/Corporate Governance Committee also retains an independent third-party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. In 2019 our Chief Executive Officer, Mr. Murren, also served as the Chairman of the Board. On March 22, 2020, in connection with Mr. Murren’s resignation from the Board, Mr. Salem was appointed to serve as Chairman of the Board. As a result, the number of directors constituting the Board was reduced from twelve (12) to eleven (11) effective upon Mr. Murren’s resignation. The Board currently believes that the Company and its stockholders are best served by separating the position of Chairman and Chief Executive Officer.

Mr. Hernandez was our Lead Independent Director until March 21, 2020 when Mr. Salem was appointed as Chairman of the Board. Mr. Hernandez has significant experience on the Board, serving as an independent director since 2002. He is also chair of the Compensation Committee and serves on the Audit Committee and the Corporate Social Responsibility Committee. Among other things, the Lead Independent Director was responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for stockholders and other interested parties to communicate with the Chairman, which is set forth in “Stockholder and Interested Parties Communications with Directors” below.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors were previously chaired by the Lead Independent Director, who is elected by and serves at the pleasure of the independent members of the Board, and will be chaired by Mr. Salem following his appointment as Chairman. The Lead Independent Director was, and the Chairman will be, responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion, or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Chairman or, upon reasonable notice, any independent director. Executive sessions of the independent directors were previously chaired by the Lead Independent Director and will be chaired by the Chairman going forward.

Director Emeritus Designation

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chairman of the Board to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

In June 2012, the Board designated Melvin B. Wolzinger, a member of our Board from 2000 to 2012, and a pioneer in the gaming and hospitality industry and a prominent community leader, as Director Emeritus and Goodwill Ambassador. In June 2014, the Board designated Willie D. Davis, a member of our Board from 1989 to 2014, and a renowned business leader who has served on numerous public company boards during his distinguished career, as Director Emeritus. In 2019, our Board elected Mr. Wolzinger and Mr. Davis to new terms as Directors Emeritus.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

Risk Management

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, cyber-security risk and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Nominating/Corporate Governance Committee has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

The Corporate Social Responsibility Committee of the Board of Directors guides our social impact and environmentally sustainable policies and priorities and monitors performance annually across the Company.

Board Diversity*

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at mgmresorts.investorroom.com/corporate-governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. As shown below, we believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds of our directors.

*Charts include Mr. Murren, who resigned from his positions with the Company effective March 22, 2020.

Stockholder Agreements

In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The agreement with Infinity World provides that, as long as Infinity World and its affiliates (collectively, the “Infinity World group”) beneficially own at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board. Infinity World’s current beneficial ownership of our Common Stock is under 5%. The Board is recommending Mr. Grounds, who prior to 2015 was appointed to the Board pursuant to the agreement, for re-election as a director at its discretion.

Stockholder and Interested Parties Communications with Directors

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Chairman. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Chairman, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS

We encourage you to view our corporate governance materials on our website,
http://mgmresorts.investorroom.com. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

• Board Committee Charters – audit committee charter – compensation committee charter – nominating corporate governance committee charter – corporate social responsibility committee charter	• Corporate Governance Guidelines • Code of Business Conduct and Ethics and Conflict of Interest Policy

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

Social Impact and Environmental Sustainability

Philosophy

We have a bold vision for how our company will lead the way in social impact and environmental sustainability in the years to come. Focused on What Matters: Embracing Humanity and Protecting the Planet articulates our purpose and our commitment to a set of priorities and goals that we hope can have an enduring impact on the world. We have aligned our efforts with growing interest from investors to define a set of Environmental, Social and Governance (ESG) criteria that assists in identifying companies with values that match their own. Focused on What Matters: Embracing Humanity and Protecting the Planet defines our environmental sustainability and social impact strategy in four critical areas: Fostering Diversity and Inclusion, Investing in Community, Caring for One Another and Protecting the Planet. In each of these areas we have adopted long-term goals against which we will chart our progress. Our goals and social impact and environmental sustainability priorities are aligned with the UN Sustainable Development Goals. Focused on What Matters reaffirms our commitment to our guests, employees, suppliers and partners; to the communities we call home and to the planet we must protect.

Governance

We are an industry and national leader in progressive social impact and environmentally sustainable practices. Through a circle of continuous, collaborative interaction among our Board, executive leadership and other levels of management and our employees, we constantly seek innovative new pathways, new strategies and new practices to realize our social impact and environmentally sustainable vision and ambitions.

The Corporate Social Responsibility (CSR) Committee of the Board of Directors guides our social impact and environmentally sustainable policies and priorities and monitor performance annually across the Company. Additionally, our ESG Task Force Committee serves as a bridge between the board and management teams and is made up of leaders drawn from a cross-section of our Company. The committee – spearheaded by our Chief Diversity and Sustainability Officer – is charged with strategy formulation, social impact and environmentally sustainable program execution and operations, collaboration across our business units and reporting to senior management and the Board. Our social impact and environmentally sustainable principles guide our values and daily cultural life, our annual strategic planning and business operations, our customer focus and our stakeholder relationships.

STRATEGIC PRIORITIES

We embed responsible people, community and environmental practices into sustainable business operations that maximize shareholder value. Four strategic priorities guide our work.

Fostering Diversity & Inclusion	Investing in Community	Caring for One Another	Protecting the Planet
• Talent management • Diverse and inclusive work culture • Customer, supply chain and stakeholder engagement	• Workforce development • Community development • Responsible gaming	• Volunteerism • Employee giving • Corporate philanthropy	• Climate leadership • Sustainable design & construction • Responsible operating practices

Current Initiatives

Fostering Diversity & Inclusion	Investing in Community

•   Cultivate a best-quality global workforce that reflects our communities.

•   Create welcoming, inclusive environments everywhere we operate.

•   Promote diversity and inclusion in our customer markets, supply chain and external stakeholder relationships to accelerate business growth and expand Company goodwill around the world.

•   Expand pathways to economic security for our workforce.

•   Provide economic opportunity and enhance the social and cultural fabric in the communities where we operate.

•   Promote responsible gaming practices and tools that keep gambling safe, fun and entertaining.

Caring for One Another	Protecting the Planet

•   Drive positive social impact and boost employee engagement through employee volunteerism.

•   Instill philanthropic commitment and pride in our employees through The MGM Resorts Foundation.

•   Support our host communities’ unique challenges through Company giving.

• Leverage our actions and advocacy to be a global leader on climate change. • Design and build with tomorrow in mind. • Reduce negative environmental impacts of our operations.

Social Impact by the Numbers*

*The social impact numbers and information are based on the following sources: (i) diversity statistics, voluntary community service hours and foundation giving are derived from company records as of December 31, 2018; all recognitions noted were received in 2019; ii) scholarships awarded and enrollment in the college opportunity program are for 2019; and (iii) Sustainability data points reflect LED installations from 2013 through 2018, landfill diversion tonnage from 2008 through 2017, gallons of water saved from 2008 through 2017; meal donations from 2016 through 2019 and ROI data from projects occurring from 2007 through 2017, comprised of 200 capitalized lighting, mechanical and building systems upgrades and 15 property-level LED lighting upgrades.

Goals for 2025*

*2025 goals are as of December 31, 2019 and based on the following: (i) scholarships for children of employees goal is based on a 2019 start date (ii) cumulative volunteer hours goal is based on 2012 program start, (iii) foundation donation goal is based on 2002 program start date, (iv) feeding forward goal is based on 2016 program start date and (v) protecting the planet goals are based on 2007 baseline.

DIRECTOR COMPENSATION

2019 Director Compensation

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity, and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation and in 2019, at the recommendation of the Company’s compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Board determined not to make any changes to the director compensation program. F.W. Cook developed its recommendations based on its review of non-employee director compensation practices at the Company’s peer companies (these peer companies are discussed on page 46 of this Proxy Statement) and trends in non-employee director compensation.

The following table sets forth information regarding non-management director compensation for 2019.

NAME	FEES EARNED OR PAID IN CASH		STOCK AWARDS(A)(B)		ALL OTHER COMPENSATION(C)	TOTAL

William A. Bible*	$70,000		$—		$—	$70,000
William W. Grounds	82,500		150,000		13,200	245,700
Alexis M. Herman	150,000		150,000		13,200	313,200
Roland Hernandez	210,000		150,000		13,200	373,200
Mary Chris Jammet	130,000		150,000		13,200	293,200
John Kilroy	130,000		150,000		13,200	293,200
Rose McKinney-James	160,000	(D)	150,000	(E)	13,200	323,200
Keith Meister	90,000	(E)	225,000	(E)	19,800	334,800
Paul Salem	130,000	(E)	150,000	(E)	13,200	293,200
Gregory M. Spierkel	150,000		150,000		13,200	313,200
Jan G. Swartz	130,000		150,000		13,200	293,200
Daniel J. Taylor	145,000	(F)	150,000	(E)	13,200	308,200

(A)	The amount reflected in this column is the grant date fair value of awards granted during 2019, computed in accordance with FASB ASC 718. Each non-management director received a grant of 5,843 RSUs in May 2019, which will vest on May 2, 2020. Additionally, Mr. Meister received a pro-rata RSU grant with a grant date fair value equal to $75,000 on January 18, 2019 when he was appointed to the Board to serve as a Member of the Board. That award vested on May 1, 2019 in connection with the 2019 annual meeting of stockholders.

(B)	At December 31, 2019, each non-management director held the following shares of RSUs, which were granted in 2019 and are not fully vested and deferred stock units (including DEUs associated with these awards): Mr. Grounds, 5,919; Ms. Herman, 5,919; Mr. Hernandez, 10,863; Ms. Jammet, 5,919; Mr. Kilroy, 15,723; Ms. McKinney-James, 43,526; Mr. Meister, 11,766; Mr. Salem, 17,064; Mr. Spierkel, 46,245; Ms. Swartz, 5,919; and Mr. Taylor, 78,269.

(C)	Reflects the incremental cost to the Company of providing directors with benefits under our M life Express Comps program pursuant to the Company’s Facility Use Policy (as described below).

(D)	Includes an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

(E)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(F)	Includes an annual retainer of $20,000 for his role as liaison to Compliance Committee.

* Mr. Bible reached the Board’s recommended retirement age prior to last year’s annual meeting, and therefore did not stand for re-election to the Board.

Independent Director Compensation Structure

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee (with a limit of two committees per director) and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as Lead Independent Director, an annual fee for service as liaison to the Compliance Committee of the Company, and an annual fee for engaging in annual diligence review and strategic oversight in key areas of interest, which may include traveling from time to time. Independent directors also receive an annual equity incentive award. For 2019, independent director cash compensation was structured as follows:

Annual Retainer	$90,000
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$20,000
Additional Annual Retainer for Liaison to Compliance Committee	$20,000*
Additional Annual Retainer for Engaging in Diligence Review in Key Areas of Interest	$7,500
Per-Meeting Fees	None
*	Reflects an increase of $10,000 approved by the Board of Directors on May 2, 2019.

Directors are reimbursed for expenses to attend Board and committee meetings. In 2019, Ms. McKinney-James received an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

Each independent director received a grant of 5,843 RSUs in May 2019, as further described in “2019 Director Compensation” above. Currently, the target value of the annual equity award to independent directors on the grant date is $150,000.

Non-Management Director Use of Company Facilities

We have a Policy Concerning Non-Management Director Use of Company Facilities (the “Facility Use Policy”). To permit non-management directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each non-management director is offered a certain amount of M life Express Comps to be utilized at our resort facilities. As each non-management director may have different schedule constraints resulting in varying frequencies of visits to our facilities, non-management directors may request to receive a lesser number of M life Express Comps to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each non-management director who has served on the Board for a minimum of three years will continue to be offered a certain amount of M life Express Comps for an additional three years after they have ceased to serve on the Board, provided (a) the non-management director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the non-management director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the non-management director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life Express Comps awarded to each non-management director and former non-management director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each non-management director and former non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 20, 2020 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 492,690,958 shares of our Common Stock outstanding as of March 20, 2020.

NAME(A)	COMMON STOCK		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(B)		TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Daniel J. D’Arrigo	239,460	(D)	—		239,460	*	—
William W. Grounds	4,545		6,006		10,551	*	—
Alexis M. Herman	18,168	(E)	6,006		24,174	*	—
Roland Hernandez	39,443	(F)	6,006		45,449	*	5,016
William J. Hornbuckle	335,314	(G)	—		335,314	*	—
Mary Chris Jammet	17,716		6,006		23,722	*	—
John Kilroy	2,594		6,006		8,600	*	9,947
Rose McKinney-James	4,616		3,003		7,619	*	41,161
John M. McManus	132,567		—		132,567	*	—
Keith A. Meister	20,937,696	(H)	—		20,937,696	4.25%	11,937
James J. Murren	929,548	(I)	824,163	(K)	1,753,711	*	—
Atif Rafiq	8,761		—		8,761	*	—
Paul Salem	800,000		—		800,000	*	17,313
Corey I. Sanders	423,077	(J)	—		423,077	*	—
Gregory M. Spierkel	5,000		6,006		11,006	*	40,916
Jan G. Swartz	5,931		6,006		11,937	*	—
Daniel J. Taylor	—		—		—	—	79,409
All directors and executive officers as a group (18 persons total)	24,085,008		869,208		24,954,216	5.06%	205,699
*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Mr. D’Arrigo stepped down as an executive officer of the Company effective as of March 1, 2019. The beneficial ownership amount shown in the table above for Mr. D’Arrigo is based on his holdings as reported in his most recent Form 4, which was filed with the SEC on February 25, 2019

(E)	Includes 18,168 shares held in living trust.

(F)	Includes 1,576 shares held in family living trust and 16,404 shares held in a retirement account.

(G)	Includes 227,884 shares held in trust.

(H)	The 20,937,696 shares of Common Stock included in the table above are held for the accounts of certain private investment funds for which Corvex Management LP ("Corvex") acts as investment adviser, including Corvex Master Fund LP and Covex Select Equity master Fund LP. The general partner of Corvex is controlled by Mr. Meister.

(I)	Includes 481,604 shares held in trust, 175,152 shares held in grantor retained trust, 29,446 shares held in spousal limited access trust, and 144,997 shares held indirectly through J&H Investments LLC, of which Mr. Murren is a member and of which his spouse is the managing member.

(J)	Includes 11,474 shares held in trust.

(K)	Reflects shares to be delivered to Mr. Murren within 60 days of March 20, 2020 pursuant to the Transition Agreement (as defined herein) as a result of the accelerated delivery of certain of his previously-granted Bonus dRSUs, as well as the shares to be delivered pursuant to Mr. Murren's 2020 Equity Award (as defined herein) having a grant date value of $7,000,000, which was granted on March 22, 2020 pursuant to the Transition Agreement and which will be settled on March 30, 2020 subject to his release of claims becoming effective.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 20, 2020, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 492,690,958 shares of our Common Stock outstanding as of March 20, 2020:

NAME AND ADDRESS	COMMON STOCK BENEFICIALLY OWNED(A)		PERCENT OF CLASS
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	53,522,989	(B)	10.86%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	52,969,944	(C)	10.75%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	31,990,412	(D)	6.49%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	31,327,346	(E)	6.36%
(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020. Reflects sole voting power of 20,370,609 shares and sole dispositive power of 53,522,989 shares.

(C)	Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020. Reflects sole voting power of 748,900 shares and sole dispositive power of 52,130,178 shares. Reflects shared voting power of 125,857 shares and shared dispositive power of 839,766 shares.

(D)	Based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020. Reflects sole voting power of 28,013,224 shares and sole dispositive power of 31,990,412 shares.

(E)	Based upon a Schedule 13G/A filed by Capital World Investors with the SEC on February 14, 2020. Reflects sole voting power of 31,128,660 shares and sole dispositive power of 31,327,346 shares. Capital Research Global Investors is a division of Capital Research and Management Company.

Security Ownership in our Subsidiaries

The table below shows the number of MGM Growth Properties LLC (“MGP”) Class A shares beneficially owned as of the close of business on March 20, 2020 by each of our directors, director nominees and named executive officers, as well as the number of MGP shares beneficially owned by all of our current directors and executive officers as a group, based on 131,346,851 shares of MGP’s Class A shares outstanding as of March 20, 2020.

NAME(A)	CLASS A SHARES		OPTIONS/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED SHARE UNITS(C)(D)
Daniel J. D’Arrigo(E)	—		—	—	—	—
William W. Grounds	500		—	500	*	—
Alexis M. Herman	—		—	—	—	—
Roland Hernandez	18,868		—	18,868	*	8,867
William J. Hornbuckle	39,213	(F)	—	39,213	*	—
Mary Chris Jammet	—		—	—	—	8,867
John Kilroy	—		—	—	—	—
Rose McKinney-James	—		—	—	—	8,867
John M. McManus	27,582		—	27,582	*	—
Keith A. Meister	—		—	—	—	—
James J. Murren	263,205	(G)	—	263,205	*	—
Atif Rafiq	—		—	—	—	—
Paul Salem	—		—	—	—	—
Corey I. Sanders	235,741	(H)	—	235,741	*	—
Gregory M. Spierkel	—		—	—	—	8,867
Jan G. Swartz	—		—	—	—	—
Daniel J. Taylor	—		—	—	—	27,488
All directors and executive officers as a group (18 persons total)	620,205		—	620,205	*	62,956
*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 15, 2020 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 15, 2020.

(D)	Represents all previously deferred share units and RSUs to be deferred within 60 days under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director. Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 15, 2020 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 15, 2020.

(E)	Mr. D’Arrigo stepped down as an executive officer of the Company effective as of March 1, 2019. The beneficial ownership amount shown in the table above reflects Mr. D’Arrigo’s holdings as of March 1, 2019.

(F)	Includes 7,541 shares held in trust.

(G)	Includes 23,000 shares held in trust, 66,000 shares held by IRA, and 136,500 shares held indirectly through J&H Investments LLC, of which Mr. Murren is a member and of which his spouse is the managing member.

(H)	Includes 128,200 held in trust and 100,000 in family partnership.

The table below shows the number of MGM China shares beneficially owned as of the close of business on March 20, 2020 by each of our directors, director nominees and named executive officers, as well as the number of MGM China shares beneficially owned by all of our current directors and executive officers as a group.

NAME(A)	ORDINARY SHARES		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS
Daniel J. D’Arrigo	—		—	—	—
William W. Grounds	—		—	—	—
Alexis M. Herman	—		—	—	—
Roland Hernandez	506,800	(C)	—	506,800	*
William J. Hornbuckle	—		—	—	—
Mary Chris Jammet	—		—	—	—
John Kilroy	—		—	—	—
Rose McKinney-James	—		—	—	—
John M. McManus	—		—	—	—
James J. Murren	—		—	—	—
Paul Salem	—		—	—	—
Corey I. Sanders	—		—	—	—
Gregory M. Spierkel	—		—	—	—
Jan G. Swartz	—		—	—	—
Daniel J. Taylor	—		—	—	—
All directors and executive officers as a group (18 persons total)	506,800		—	506,800	*
*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Held in trust.

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

For 2019, we have no related party transactions to report.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. On March 21, 2020 James J. Murren, age 58, who has served as a director since 1998, resigned as Chairman and Chief Executive Officer of the Company, effective March 22, 2020, and Mr. Salem replaced him as Chairman of the Board. With his resignation, Mr. Murren will not stand for reelection at the Annual Meeting. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/ Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

•	Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

William W. Grounds

Principal Occupation/Other Directorships

•   Director, President and Chief Operating Officer of Infinity World Development Corp, a private investment entity which owns half of CityCenter Holdings, LLC (“CityCenter”), since November 2009, having joined Infinity World in April 2008.

•   Member of CityCenter Board of Directors since December 2009.

•   Various senior executive positions in the real estate investment and development industries, including General Manager at Unlisted Funds of Investa Property Group Ltd. from April 2002 to May 2007 and CEO of Property and Finance at MFS Ltd. from June 2007 to March 2008.

•   Board Member of Lend Lease Property Services and Civil & Civic from 1997 to 1998.

•   Board member of Grand Avenue L.A. LLC, a mixed use real estate development joint venture with The Related Companies from 2008 to 2017.

•   Board Member of Fontainebleau Miami JV, LLC, in 2013.

•   Board Member and member of the Audit Committee, Compensation Committee and Nominating & Governance Committee of Remark Holdings Inc. (MARK) from October 2013 to May 2019.

•   Board Member of Nevada Public Radio KNPR since January 2017.

AGE: (64) DIRECTOR SINCE 2013 DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER OF INFINITY WORLD DEVELOPMENT CORP

Director Qualifications

Leadership experience—President and Chief Operating Officer of Infinity World Development Corp.; senior level executive at multiple real estate and development companies; director and board committee member of a not-for-profit public broadcasting organization

Finance Experience—former Chief Executive Officer of Property and Finance at MFS Ltd., and General Manager at Unlisted Funds of Investa Property Group Ltd., both real estate investment management firms

Industry experience—Officer of investment entity that owns half of CityCenter; senior level executive at multiple real estate and development companies responsible for, among other things, developing mixed use real estate projects

Public company directorship experience—director and board committee member of a global digital media company

ALEXIS M. HERMAN

Principal Occupation/Other Directorships

•   Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.

•   Lead Director, Chair of the Governance and Nominating Committee, and member of the Technology Committee, Finance Committee, and Executive Committee of Cummins Inc.

•   Director and member of the Personnel Committee and member of the Corporate Governance Committee of Entergy Corp.

•   Director and member of the Compensation Committee and Chair of the Public Issues and Diversity Review Committee of The Coca-Cola Company.

•   Served as Chair of the Business Advisory Board of Sodexo, Inc., a member of the global advisory board for Toyota Motor Corporation and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board.

•   United States Secretary of Labor from 1997 to 2001.

•   Member of the Board of Trustees of the National Urban League, a civil rights organization, and member of the Board of Trustees of Toyota Technological Institute at Chicago University.

•   President of the Dorothy I. Height Education Foundation and Co-Chair of the Presidential Leadership Scholars (PLS) Initiative.

AGE: (72) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the finance committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

ROLAND HERNANDEZ

Principal Occupation/Other Directorships

•   Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years.

•   Founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets.

•   Director of Fox Corporation, chairman of the Audit Committee and member of the Nominating & Corporate Governance Committee.

•   Director of US Bancorp (USB), chairman of the Audit Committee and member of the Capital Planning Committee.

•   Director of Take-Two Interactive Software, Inc. and member of the Compensation Committee.

•  Chairman of the Board of Directors of Belmond Ltd. (formerly Orient-Express Hotels Ltd.) from 2013 to April 2019.

•   Lead Director and Chair of the Nominating & Governance Committee and member of the Audit Committee of Vail Resorts, Inc. from 2002 to December 2019.

•   Director and member of the Nominating Committee of Sony Corporation from 2008 to June 2013.

•   Director of The Ryland Group, Inc., a real estate/home construction company, from 2001 to April 2012.

•   Director and member of the Finance Committee of Lehman Brothers Holdings Inc. from 2005 to March 2012.

•  Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008.

AGE: (62) DIRECTOR SINCE 2002 DIRECTOR, OFFICER OR PARTNER AND OWNER OF MINORITY INTERESTS IN PRIVATELY HELD COMPANIES

Director Qualifications

Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network; chairman of a hotel and adventure travel company

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and former member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company; chairman of a hotel and adventure travel company

Public company directorship experience—director and board committee member of several public companies in the recreation, finance and real estate industries

Mary Chris Jammet

Principal Occupation/Other Directorships

•   Founder and principal of Bristol Partners, LLC.

•   Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management, an international asset management firm.

•   Former Independent Director for Payless ShoeSource Inc. from June 2018 to January 2019 and Chair of the Nominating and Governance Committee, Chair of the Corporate Social Responsibility Committee and Member of the Special Committee.

•   Consultant and advisor to start-up companies in early stage financings since 2013.

•   Member of the Finance Department Advisory Board Sellinger School of Business at Loyola University Maryland.

AGE: (52) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

Director Qualifications

Leadership experience—former Senior Vice President of one of the largest international asset management firms

Finance experience—served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements

Industry experience—served as an equity analyst researching the gaming and lodging industries

JOHN KILROY

Principal Occupation/Other Directorships

•   Chief Executive Officer, President and Chairman of the Board of Kilroy Realty Corporation (“Kilroy Realty”) since February 2013.

•   Chief Executive Officer, President and a director of Kilroy Realty since its incorporation in September 1996.

•   Serves on the policy advisory board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley and the advisory board of governors of the National Association of Real Estate Investment Trusts (“NAREIT“).

•   Previously served on the board of New Majority California and as Chairman of New Majority Los Angeles.

•   Past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation.

•   Member of NAREIT, The Real Estate Roundtable and was a member of the San Francisco America’s Cup Organizing Committee.

AGE: (71) DIRECTOR SINCE 2017 CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF KILROY REALTY CORPORATION

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of one of the largest, vertically integrated REITs on the West Coast

Finance experience—has served as a Chief Executive Officer and President since 1981 of a capital intensive commercial real estate business that is involved in development, construction, acquisitions, dispositions, leasing, financing and entitlement

Industry experience—has been active in the real estate industry for 40 years, with experience in acquiring, owning, developing and managing real estate, and has served on the board of governors of a national real estate trade organization

Public company directorship experience—Director and chairman of one of the largest, public company REITs on the West Coast

ROSE MCKINNEY-JAMES

Principal Occupation/Other Directorships

•   Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.

•   Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.

•   Member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank.

•   Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.

•   Serves on the board of directors of MGM Grand Detroit, LLC and as an emeritus director of Three Square and Nevada Partners.

•   Director and Chair of the Governance and Nominating Committee of The Energy Foundation.

•   Director of the National Association of Corporate Directors Southern California Chapter and Fellow of the National Association of Corporate Directors.

•   Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.

•   Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

AGE: (68) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

Director Qualifications

Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses

Keith A. Meister

Principal Occupation/Other Directorships

•   Founder, Managing Partner & Chief Investment Officer of Corvex Management LP since 2010.

•   Served as Senior Managing Director of the General Partners of Icahn Partners L.P. and affiliated funds from November 2004 to August 2010.

•   Co-President of J Net Ventures from January 2000 through September 2001.

•   Prior to launching J Net Ventures, Mr. Meister worked at NorthStar Capital and Lazard Freres.

•   Co-President of J Net Ventures from January 2000 through September 2001.

•   Previously served as a director on numerous other public boards including: Yum! Brands, Inc., The Williams Companies, The ADT Corporation, Ralcorp Holdings and Motorola, Inc./Motorola Mobility, Inc., among others.

•   Vice Chairman of the board of directors for Harlem Children’s Zone and a member of the board of trustees for the American Museum of Natural History.

AGE: (47) DIRECTOR SINCE 2019 FOUNDER, MANAGING PARTNER & CHIEF INVESTMENT OFFICER OF CORVEX MANAGEMENT LP

Director Qualifications

Leadership experience—operational and management expertise as managing partner and executive officer of an investment firm and diversified holding company

Finance experience—expertise in finance, capital markets, strategic development and risk management

Public company directorship experience—director and board committee member of public companies in a variety of industries

Industry Experience—served as board member of a company with assets and operations in the casino and gaming industry

PAUL SALEM

Principal Occupation/Other Directorships

•   Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2018, with Providence from 1992 – 2019, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.

•   Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.

•   Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.

•   Chairman of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.

•   Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

AGE: (56) CHAIRMAN OF THE BOARD SINCE 2020 AND DIRECTOR SINCE 2018 SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

Director Qualifications

Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019

Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies

Public company directorship experience—Former director of public company in the education industry, Chairman of MGM Growth Properties LLC

GREGORY M. SPIERKEL

Principal Occupation/Other Directorships

•   Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012.

•   Consultant and advisor to private equity firms investing in the IT sector since 2012.

•   Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008.

•   Director of Schneider Electric SE since October 2014. Chair of the Digital Committee, member of the Governance Committee and member of the Investment Committee.

•   Member of the McLaren Technology Group business advisory group since January 2018.

•   Served as a member of the Advisory Board at The Merage School of Business at the University of California, Irvine until 2016.

•   Former advisor to Cylance, a privately held cyber security company based in Southern California from January 2018 through February 2019.

AGE: (63) DIRECTOR SINCE 2013 CONSULTANT AND ADVISOR

Director Qualifications

Leadership experience—former Chief Executive Officer of a public worldwide distributor of technology products

Finance experience—serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years

Public company directorship experience—former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company

JAN G. SWARTZ

Principal Occupation/Other Directorships

•   Carnival Corporation, Group President, Princess Cruises and Carnival Australia. Previously, President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013. Previously served in progressive roles at Princess Cruises starting in 2001 as the Vice President of Strategy and Business Development and led the deal evaluation and integration efforts in connection with Carnival Corporation’s acquisition of P&O Princess in 2002.

•   Led Princess Cruises expansion throughout Asia, opening 11 offices across China, Japan, Taiwan, Singapore, Hong Kong and Korea.

•   Co-led Carnival Corporation’s Ocean Medallion digital transformation initiative, which has won the 2018 Gold New York Design Award for Digital IoT, a CES 2019 Innovation Award Honoree and has been announced as a finalist for a 2019 Edison Award for its wearable device and guest experience platform available today on Princess ships.

•   Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999-2000.

•   During 1992-1999, served as an associate consultant, consultant and manager at Bain & Company, Inc.

AGE: (50) DIRECTOR SINCE 2018 GROUP PRESIDENT, PRINCESS CRUISES AND CARNIVAL AUSTRALIA AT CARNIVAL CORPORATION

Director Qualifications

Leadership experience—Current Group President at Carnival Corporation, the world’s largest leisure travel company; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation

Finance experience—Various progressive roles at Carnival Corporation involving oversight of domestic and international sales, commercial planning and yield management

Industry experience—Current Group President at the world’s largest leisure travel company; oversaw the international expansion of the cruise category in new markets and has worked with leading consumer and service companies on growth strategies

DANIEL J. TAYLOR

Principal Occupation/Other Directorships

•  Employed as an executive of Tracinda from 2007 through 2019.

•  Director of MGM Growth Properties LLC. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.

•  Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (63) DIRECTOR SINCE 2007

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; former director of a management consulting company; director of MGM Growth Properties LLC

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020. For 2019, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2019 and 2018 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2019	2018
Audit fees(A)	$8,675,000	$9,154,000
Audit-related fees(A)	16,000	12,000
Tax fees(B)	792,000	865,000
All other fees	519,000	—
Total	$10,002,000	$10,031,000
(A)	Audit fees and audit-related fees include fees associated with MGP of $1,445,000 and $0 in 2019, respectively and of $1,810,000 and $0 in 2018, respectively.
(B)	Tax fees include fees associated with MGP of $88,000 in 2019 and $25,000 in 2018.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes tax consultation, tax planning fees and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

GREGORY M. SPIERKEL, Chair

ROLAND HERNANDEZ

MARY CHRIS JAMMET

PAUL SALEM

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in our Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. At the 2017 annual meeting of stockholders, a majority of the Company’s shareholders voted in favor of holding a say-on-pay advisory vote on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2021 annual meeting of stockholders.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION PRACTICES AT A GLANCE

	What We Do		What We Do NOT Do

✓	DO pay for performance – a significant portion of our NEO compensation is at-risk variable compensation	✗	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting conditions for awards made as part of our long-term equity incentive program	✗	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✗	NO “single trigger” change in control payments

✓	DO maintain a clawback policy	✗	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✗	NO re-pricing of underwater stock options without stockholder approval

✓	DO appoint a Compensation Committee comprised solely of independent directors	✗	NO minimum payout of long-term incentive compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) reports on compensation policies applicable to our “Named Executive Officers,” which are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who are serving at the end of the preceding fiscal year. This year’s Named Executive Officer group also includes Mr. D’Arrigo, who served as Chief Financial Officer until March 1, 2019.

In 2019, our Named Executive Officers were the following individuals, to whom we sometimes refer as our “NEOs.”

NAME	TITLE
James J. Murren	Chairman of the Board and Chief Executive Officer*
Daniel J. D’Arrigo	Former Executive Vice President, Chief Financial Officer and Treasurer**
Corey I. Sanders	Chief Financial Officer and Treasurer
William J. Hornbuckle	President & Chief Operating Officer***
John M. McManus	Executive Vice President, General Counsel and Secretary
Atif Rafiq	President – Commercial & Growth****

*Mr. Murren resigned from his positions with the Company effective March 22, 2020.

**Mr. D’Arrigo stepped down from his position with the Company effective March 1, 2019 and resigned from employment on March 22, 2019.

***Mr. Hornbuckle was appointed by the Board as acting Chief Executive Officer and President on March 21, 2020, effective March 22, 2020.

****Mr. Rafiq commenced employment on May 11, 2019. The terms of his employment agreement are described below under “Employment Agreements.”

On February 21, 2019, the Company announced changes to its leadership team and a streamlining of responsibilities to empower leaders to drive the Company’s strategic direction. These changes to our leadership team included the appointment of Mr. Sanders to the position of Chief Financial Officer and Treasurer in connection with Mr. D’Arrigo’s decision to take advantage of a voluntary resignation program offered as part of MGM 2020 and resign from his role as Chief Financial Officer. In connection with Mr. Sanders’ transition out of his role as Chief Operating Officer, Mr. Hornbuckle was appointed Chief Operating Officer, in addition to his current role as President. These changes became effective as of March 1, 2019. On March 21, 2020, in connection with Mr. Murren’s resignation, Mr. Hornbuckle was appointed acting Chief Executive Officer and President, effective March 22, 2020.

On February 12, 2020, the Company announced that Mr. Murren, Chairman and Chief Executive Officer, had informed the Board that he will step down from his position as Chairman and Chief Executive Officer of the Company prior to the expiration of his contract. On February 11, 2020, Mr. Murren and the Company entered into a CEO Transition Agreement (the “Transition Agreement”). On March 21, 2020, Mr. Murren resigned as Chairman and Chief Executive Officer of the Company, effective March 22, 2020. In exchange for a release of claims against the Company, Mr. Murren received compensation and benefits consistent with his termination being treated as a termination without good cause, in accordance with the terms of the Transition Agreement. For a description of the material terms of the Transition Agreement, see “Employment Agreement with Mr. Murren, our Chief Executive Officer and Subsequent Transition Agreement” below.

EXECUTIVE SUMMARY

Continued Focus on Performance-Based Compensation and Long-Term Incentives

During 2019, the NEOs received the majority of their compensation in the form of equity awards and an annual bonus opportunity, based on the level of achievement of the performance goals established by the Compensation Committee. The following charts illustrate for Mr. Murren and the other NEOs the components of 2019 target direct compensation (i.e., base salary, target bonus and the grant date value of long-term equity incentive awards).

These charts illustrate the impact of our performance-based compensation structure, one element of which is that annual bonuses earned in excess of 100% of the executive’s base salary are payable (i) for the balance between base salary and the NEO’s target Bonus, 67% in the form of deferred restricted stock units (“Bonus dRSUs”), with the balance paid in cash, and (ii) for the remainder, 33% in the form of Bonus dRSUs, with the balance paid in cash (the “Bonus dRSU Policy”).

As shown below, for 2019, approximately 84.6% of the CEO’s target direct compensation and 78.1% of the target direct compensation of the other NEOs was composed of compensation where the value is determined based on the achievement of the Company’s total shareholder return (“TSR”) or the Company’s TSR as compared to its peers, or other financial performance goals. Messrs. D’Arrigo and Rafiq have been excluded from the charts below since they are intended to show the value of ongoing compensation and not payments in connection with a resignation or initial employment. In addition, as illustrated by the chart below, over half of the CEO’s target direct compensation for 2019 (64.1%) was in the form of long-term incentives (“LTIs”).

Continuation of Existing Performance Metrics for Incentive Compensation

Annual Bonuses

Consistent with its focus on linking pay with performance, for 2019 the Compensation Committee set a challenging Compensation Adjusted EBITDA target for the annual bonuses payable to the Company’s NEOs under the Company’s 2019 annual incentive program, considering the economic conditions in each of the markets in which we operate. As described below, Compensation Adjusted EBITDA achievement as determined for 2019 was 94.3% of this target, and accordingly, the NEOs (other than Mr. D’Arrigo) earned 85.8% of their target annual bonuses for 2019.

Long-Term Incentives

For 2019, as in prior years, long-term incentives were paid to our executives in the form of performance share units and restricted stock units (RSUs).

Long-term incentives consist of three components:

•	Relative TSR PSUs (30% in value)—The payment, if any, of these awards is determined by comparing MGM’s total shareholder return (TSR) to the TSR of other companies in the S&P 500 as of the end of the three-year measurement period.

•	Absolute TSR PSUs (30% in value)—The payment, if any, of these awards is determined based on MGM’s TSR as of the end of the three-year measurement period. These Absolute TSR PSUs cliff vest at target level at the end of the applicable three-year period only if our TSR appreciates 25% over such three-year period.

•	RSUs (40% in value)—The payment, if any, of these awards is subject to achievement of an Adjusted EBITDA target (as described below). Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable Adjusted EBITDA target is met. The RSUs will be canceled if such performance criterion is not met.

Bonus amounts earned in excess of base salary are paid in accordance with the Bonus dRSU Policy described above. The Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination, in recognition of the fact that the performance required to be achieved to earn these awards had already been satisfied in connection with the annual bonus program. The payment of Bonus dRSUs granted in 2019 with respect to 2018 performance was deferred and payable in four equal installments over a four-year period following the grant date. Bonus dRSUs granted in 2020 with respect to 2019 performance are payable in accordance with the same schedule.

See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of these awards.

Results from 2019 Say-on-Pay Vote

We believe that our shareholders support our compensation practices. Our 2019 proposal to approve, on an advisory basis, the 2018 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 86% of the votes cast. In December of 2019, a member of the Compensation Committee discussed the results of the 2019 say-on-pay vote and executive compensation matters generally with eight of our institutional shareholders, which totaled approximately 38% of our shareholder base. Based on the positive results of the 2019 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2019 say-on-pay vote.

Executive Compensation “Best Practices”

As part of the Compensation Committee’s ongoing review of its existing compensation programs, the Compensation Committee currently intends to retain several policies that continue to represent best practices in the judgment of the Compensation Committee based on advice from F.W. Cook:

•	Executive officer stock ownership guidelines. We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012.

Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

For purposes of these guidelines, shares held in trust or retirement accounts and RSUs (including Bonus dRSUs)—but not performance share units or SARs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.” As of December 31, 2019, all NEOs were in compliance with these guidelines or, with respect to Mr. Rafiq, on track to be in compliance.

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits. Our CEO and other NEO employment contracts condition change of control benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•	Uniform severance and change of control policy. We maintain a generally uniform policy with regard to severance payable to NEOs and other senior management (other than Mr. Murren, whose entitlements differ in certain respects from the other NEOs). See “Executive Compensation—Uniform Severance and Change of Control Policies.”

•	Clawback policy. Excess performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the excess payment, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results.

•	Discretionary reduction of annual bonus. The Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the applicable performance criteria or any other applicable factors.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers golden parachute excise taxes under Section 4999 of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Compensation Committee (who was also our Lead Independent Director until March 21, 2020) to discuss our CEO’s performance and that of other executive officers. Our former Lead Independent Director became the Chair of the Compensation Committee in 2016.

Role of the Compensation Committee

The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted to our executive officers pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “Equity Plan”). The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Compensation Committee Charter, the Compensation Committee has delegated authority to an internal management committee to grant up to $1,000,000 annually in equity awards to new hires other than executive officers, which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs (which amount the Compensation Committee can increase from time to time in its sole discretion), and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000.

Role of Executive Officers

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s); and (iii) with respect to providing recommendations to our Compensation Committee regarding annual equity awards. Instead, the Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2019, the Compensation Committee retained the services of and received advice from F.W. Cook, its independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Compensation Committee and does not provide any services to the Company other than on behalf of the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment included the following six factors, among others: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Compensation Committee; (v) any company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee.

In 2019, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain agreed-upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the 2019 annual incentive program and the corresponding non-equity incentive awards payable to our NEOs under such plan. Deloitte & Touche LLP did not provide advice to the Compensation Committee regarding the amount or form of executive officer compensation.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Compensation Committee in its compensation decisions with respect to NEOs, but the Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from publicly available proxy statement data and other SEC filings, and generally reflects only the compensation paid by these companies in years prior to their disclosure. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group selected by the Compensation Committee (the “Peer Group”) for review of compensation data is composed of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with trailing four-quarter revenue greater than $3.0 billion, and (2) include companies in the hotels, restaurants and leisure industries with trailing four-quarter revenues and enterprise value in a .33x to 3.33x range of the Company, subject to potential exception for companies selected as peers in prior years. For 2019, the Compensation Committee did not make any changes to the peer group consistent with the recommendation of F.W. Cook. As set forth in the following table, we are near the 69th percentile as compared to the Peer Group with respect to revenues, the 53rd percentile on number of employees and the 39th percentile with respect to market capitalization as of December 31, 2019. This data is generally based on SEC filings reflecting results through December 31, 2019 (employee data is from the most recent annual report).

Trailing Four Quarter Revenue ($ Millions)		Employees (as of last 10-K filing)		Market Capitalization Value ($ Millions)
				as of 12/31/19		12-Month Average
Starbucks	$26,973	Starbucks	346,000	McDonald’s	$148,819	McDonald’s	$151,024
McDonald’s	$21,077	McDonald’s	205,000	Starbucks	$103,834	Starbucks	$98,553
Marriott Intl	$20,972	Darden Rest.	184,514	Las Vegas Sands	$53,022	Las Vegas Sands	$46,632
Carnival	$20,825	Marriott Intl	174,000	Marriott Intl	$49,508	Marriott Intl	$43,073
Las Vegas Sands	$13,739	Hilton	173,000	Carnival	$34,346	Carnival	$34,345
MGM	$12,900	Carnival	106,000	Hilton	$31,295	YUM! Brands	$31,835
Royal Caribbean	$10,951	Royal Caribbean	85,400	YUM! Brands	$30,467	Hilton	$26,331
Hilton	$9,452	Chipotle	76,950	Royal Caribbean	$27,988	Royal Caribbean	$24,187
Caesars	$8,742	MGM	83,000	Chipotle	$23,268	Chipotle	$20,016
Darden Rest.	$8,666	Caesars	64,000	Restaurant Brands	$19,011	Restaurant Brands	$17,963
Wynn Resorts	$6,611	Las Vegas Sands	50,000	MGM	$17,134	MGM	$14,962
Norwegian Cruise	$6,462	Norwegian Cruise	36,000	Wynn Resorts	$14,835	Darden Rest.	$14,271
YUM! Brands	$5,597	YUM! Brands	34,000	Darden Rest.	$13,365	Wynn Resorts	$13,113
Chipotle	$5,586	Wynn Resorts	30,200	Norwegian Cruise	$12,427	Norwegian Cruise	$11,363
Restaurant Brands	$5,509	Penn Ntl Gaming	25,750	Caesars	$9,235	Caesars	$7,236
Penn Ntl Gaming	$5,115	Wyndham Dest.	24,500	Wyndham Dest.	$4,686	Wyndham Dest.	$4,135
Wyndham Dest.	$4,017	Restaurant Brands	6,000	Penn Ntl Gaming	$2,948	Penn Ntl Gaming	$2,464
75th Percentile	$19,054		173,750		$45,718		$40,891
Median	$8,704		73,500		$25,628		$22,102
25th Percentile	$5,589		31,150		$12,662		$11,800
MGM % Rank	69P		53P		39P		36P

Objectives of Our Compensation Program

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executive officers directly in relation to the degree those goals are achieved in a given year; and attract executive officers with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.
Long-term incentives	Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.
Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs pursuant to which each of their initial annual base salaries were established, subject to potential adjustment each year, as described in the table below.

NEO	2018 BASE SALARY	2019 BASE SALARY	CHANGE YE 2018 TO YE 2019	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Murren	$2,000,000	$2,000,000	No change	December 31, 2021(a)
Mr. D’Arrigo	875,000	875,000	No change	March 22, 2019 (b)
Mr. Sanders	1,250,000	1,250,000	No change	November 14, 2020
Mr. Hornbuckle	1,400,000	1,400,000	No change	November 14, 2020
Mr. McManus	850,000	850,000	(c)	November 14, 2020
Mr. Rafiq	-	1,250,000	(d)	May 10, 2022
(a)	Mr. Murren resigned from his positions with the Company on March 22, 2020.

(b)	Mr. D’Arrigo stepped down from his position with the Company effective March 1, 2019 and resigned from employment on March 22, 2019.

(c)	Mr. McManus’ base salary was $800,000 until November 2018.

(d)	Mr. Rafiq started employment with the Company effective May 11, 2019.

Annual Incentive Bonus

Fiscal Year 2019

During 2019, our NEOs were eligible for annual incentive bonuses pursuant to our 2019 annual incentive program. As in previous years, each NEO’s target bonus was established as a percentage of base salary set forth in their respective employment agreements. For 2019, all of the NEOs were eligible to earn an annual incentive bonus under the program designed for named executive officers. Depending on Company performance, an executive may earn from 0% to 175% of his target bonus. The target bonus percentages and corresponding amounts are set forth in the table below.

For 2019, the Compensation Committee concluded that Compensation Adjusted EBITDA (as adjusted to include, for MGM China’s EBITDA and CityCenter EBITDA, an amount equal to MGM China’s and CityCenter’s target Adjusted EBITDA, as applicable, multiplied by the Company’s percentage equity ownership in MGM China and CityCenter for the performance period) is a critical measure of Company performance and that annual bonuses should be based primarily on the degree to which the Company achieved its Compensation Adjusted EBITDA target. See “Reconciliation of Non-GAAP Financial Measure” for an explanation of the computation of Compensation Adjusted EBITDA and a reconciliation of GAAP net income to Compensation Adjusted EBITDA. For 2019, the Compensation Committee established the Compensation Adjusted EBITDA Target at $2,947,977,000 (the “Compensation Adjusted EBITDA Target”) and at such time provided certain adjustments that were to be taken into account in revising the Compensation Adjusted EBITDA Target should certain events designated by the Compensation Committee occur during the year. These adjustments resulted in the final calculated target of $2,941,677,000 (the “Revised Compensation Adjusted EBITDA Target”) to account for, among other things, the disposition of Circus Circus Las Vegas. The Compensation Committee considered the target to be rigorous, reflecting meaningful year-over-year growth.

In order for any award to be earned under the annual incentive program in 2019, 80% of the Compensation Adjusted EBITDA Target (as revised) must have been achieved. In the event that 80% of the Compensation Adjusted EBITDA Target was achieved, our NEOs would have been eligible to receive 50% of their target annual bonus award. Between 80% and 100% achievement, the factor increases on a linear basis to 100% of target. From 100% to 115% of the Compensation Adjusted EBITDA Target, the achievement factor increases on a linear basis up to 175%.

Under the 2019 annual incentive program, the Compensation Committee reserved the right to increase, reduce or eliminate any participant’s award if it determined, in its sole discretion, that such an increase, reduction or elimination was appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the program. In establishing the 2019 annual incentive program, the Compensation Committee determined that, if it were to exercise this authority, some of the factors that it intended to consider were: (i) the degree to which the participant was actively engaged in the Company’s CSR initiatives during 2019, (ii) the participant’s active engagement in the Company’s brand positioning, including commitment to the SHOW Service Basics, (iii) the degree to which the participant exemplified the Company’s core values (teamwork, integrity, inclusion, excellence), (iv) improvements to the Company’s balance sheet and cash flow, (v) efforts undertaken to maximize shareholder returns, (vi) whether the participant exhibited the appropriate “tone at the top”, enhancing the Company’s commitment to and culture of compliance, (vii) execution of development activities and strategic transactions, (viii) changes to the business and industry that occur during the performance period and the participant’s ability to adapt to those changes, (ix) the degree to which the Participant supported MGM 2020 improvement measures across the Company and (x) any other extraordinary or unusual events that occurred during the year that the Compensation Committee believed should be considered. The Compensation Committee believes that its ability to take these factors into account gives it increased ability to structure annual incentives in a way that recognizes individual performance and other factors relevant to measuring the Company’s success during the fiscal year.

In November 2019, the Compensation Committee determined that it would not increase, reduce or eliminate any of the participants’ annual incentive awards for fiscal year 2019. Compensation Adjusted EBITDA as calculated for 2019 for purposes of the 2019 annual incentive program was determined to be $2,774,107,000 representing approximately 94.3% of the Revised Compensation Adjusted EBITDA Target. This resulted in each NEO (other than Mr. D’Arrigo) receiving approximately 85.8% of his target award.

The following table sets forth the target percentages for each NEO and the actual bonus that was payable as a result of the 94.3% achievement of the Revised Compensation Adjusted EBITDA Target.

NEO	APPLICABLE BASE SALARY	2019 TARGET BONUS (% OF BASE SALARY)	2019 TARGET BONUS		2019 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Murren	$2,000,000	200%	$4,000,000		$3,430,359	85.8%
Mr. D’Arrigo	875,000	150%	1,312,500		—*	—%
Mr. Sanders	1,250,000	175%	2,187,500		1,875,978	85.8%
Mr. Hornbuckle	1,400,000	175%	2,450,000		2,101,095	85.8%
Mr. McManus	850,000	125%	1,062,500		911,189	85.8%
Mr. Rafiq	804,795	175%	1,408,390*	*	1,207,821	85.8%

* As a result of his separation from the Company during 2019, Mr. D’Arrigo did not receive an annual bonus payment in respect of 2019 performance. Mr. D’Arrigo’s Separation Agreement provided for a payment of 150% of his target bonus as part of his severance package.

**Mr. Rafiq’s 2019 Target Bonus reflects a prorated amount based on the commencement of his employment with the Company on May 11, 2019.

As noted above, the payout provisions applicable to any Bonus dRSUs granted in respect of 2019 will be paid in equal installments on each of the first four anniversaries of the grant date.

Compensation Adjusted EBITDA is a non-GAAP financial measure, meaning that it is not calculated and reported in accordance with generally accepted accounting principles in the US. For 2019, the following exclusions were approved to corporate consolidated Compensation Adjusted EBITDA: (i) property transactions, accelerated depreciation and preopening and start-up expenses impacting recorded income from unconsolidated affiliates, (ii) impairment of goodwill or other intangible assets, (iii) all third party costs in connection with any significant unbudgeted acquisition, disposition or corporate reorganization (including spin-offs, split offs or similar transactions) (for purposes of this clause (iii), an activity will be considered significant if the third party costs incurred in connection with such activity exceed $2 million), (iv) gains or losses attributable to the consolidation of an entity previously accounted for under the equity method, (v) EBITDA attributable to any entity acquired by the Company during 2019, (vi) expenses related to amending or accelerating equity awards (including, for the avoidance of doubt, the charges related to any modifications, amendments or other changes as a result of equity modifications in connection with the MGM 2020 plan), (vii) gains or losses attributable to changes in tax laws, (viii) gains or losses attributable to changes in accounting principles and (ix)  all license, permit or other fees or expenses related to mandated payments or programs incurred in connection with (A) extending the Macau gaming subconcession, (B) obtaining the right to operate a full commercial casino in the State of New York or the State of Ohio or (C) obtaining licenses in any jurisdiction to engage in sports betting or mobile gaming, provided, that management was required to present a schedule of expenses pursuant to this clause (ix) prior to December 31, 2019 such that the Compensation Committee can consider whether any additional adjustments should be made to account for any impact to EBITDA associated with the activities described in clauses (ii) and (iii), (x) charges or credits relating to adjustments to the Yonkers contingent payment (table games) accrual, (xi) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of retention, severance and contract termination costs), (xii) all fees, costs and expenses incurred by the ad hoc committee of the Board of Directors formed to evaluate the Company’s real estate portfolio and (xiii) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of the 2019 budget, to the extent that the Compensation Committee determined prior to December 31, 2019 that any of the items in (xiii) should be taken into account. Prior to December 31, 2019, the Compensation Committee approved adjustments pursuant to clause (xiii) for the rent expense associated with the Bellagio sale leaseback transaction and expenses associated with the settlement of certain litigation. See “Reconciliation of Non-GAAP Financial Measure” for an explanation of the computation of Compensation Adjusted EBITDA and a reconciliation of GAAP net income to Compensation Adjusted EBITDA.

Fiscal Year 2020

As of the date of this Proxy Statement, the Company’s operations have been significantly impacted by the global coronavirus (COVID-19) outbreak.  Although this Compensation Discussion and Analysis would ordinarily provide an overview of the Company’s expected executive compensation design for 2020, numerous uncertainties have been created by the COVID-19 outbreak, and certain aspects of our compensation programs may later be revised or modified once the Compensation Committee has had the opportunity to fully evaluate the impact of the COVID-19 outbreak on our business.  In light of these uncertainties, the Compensation Committee has not yet finalized the Company’s executive compensation programs for the 2020 fiscal year.  The Compensation Committee will carefully consider the unique set of challenges created by COVID-19 in connection with designing our 2020 compensation programs so that we can continue to retain and incentivize our leadership team during this unprecedented time.  The health and safety of our guests, employees and the communities in which we operate continues to be the Company’s paramount concern, and our Board, the Compensation Committee and executive leadership team will continue to monitor the impacts of COVID-19 on our business.

Long-Term Equity Incentives

In addition to any Bonus dRSUs earned in respect of the prior year’s performance, for 2019, our long-term incentive compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All forms of equity-based awards receive dividend equivalent rights (that is, at the time dividends are paid to other shareholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

Absolute TSR PSUs

The core Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending stock price of a share of the Company’s stock must equal the “Target Price,” which is defined as 125% of the beginning stock price. For the purpose of computing the ending stock price, dividends are treated as reinvested in additional shares of stock, and the ending stock price includes the value of these reinvested dividends. No shares are issued unless the ending stock price is at least 60% of the Target Price (i.e., 75% of the beginning stock price) and the maximum payout is 160% of the Target Shares. Provided the ending stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and the third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

By way of example, if the ending stock price was only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending stock price was 120% of the Target Price, then 120% of the Target Shares would be paid.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the Target Price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

Relative TSR PSUs

The core Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the named executive officer at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

RSUs

The Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock price.

All RSUs granted to our NEOs in 2019 vest subject to achievement of a performance target based on Adjusted EBITDA. In order for any such RSUs to be eligible to vest, our Adjusted EBITDA for the six-month period ending on June 30, 2020 must be at least 50% of the Adjusted EBITDA Target for such six-month period as determined by the Compensation Committee excluding certain predetermined items. In determining the Adjusted EBITDA target for the 2019 RSU grants, the Compensation Committee considered the level of performance necessary to incentivize the NEOs to achieve this short-term goal, and determined a target level that was competitive yet has a reasonable likelihood of being achieved during the applicable measurement period.

Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the Adjusted EBITDA Target is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

In making grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs to the NEOs in October 2019, the Compensation Committee allocated approximately 40% in value of the awards to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs based on fair value at grant date. The Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.

In determining the size of the awards, the Compensation Committee does not take into account the value realized by a NEO during a fiscal year from equity awards granted during a prior year; the Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee awarded equity-based compensation to our NEOs in 2019 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(A)	GRANT DATE FAIR VALUE OF AWARDS
Mr. Murren	RSU	10/07/2019	102,752	2,800,000
	Absolute TSR PSU	10/07/2019	93,309	2,100,000
	Relative TSR PSU	10/07/2019	76,422	2,100,000
Mr. Sanders	RSU	10/07/2019	40,367	1,100,000
	Absolute TSR PSU	10/07/2019	36,657	825,000
	Relative TSR PSU	10/07/2019	30,023	825,000
Mr. Hornbuckle	RSU	10/07/2019	40,367	1,100,000
	Absolute TSR PSU	10/07/2019	36,657	825,000
	Relative TSR PSU	10/07/2019	30,023	825,000
Mr. McManus	RSU	10/07/2019	18,349	500,000
	Absolute TSR PSU	10/07/2019	16,662	375,000
	Relative TSR PSU	10/07/2019	13,647	375,000
Mr. Rafiq	RSU	10/07/2019	27,523	750,000
	Absolute TSR PSU	10/07/2019	24,994	562,500
	Relative TSR PSU	10/07/2019	20,470	562,500
(A)	Vesting is subject to satisfaction of certain performance criteria, as described above.

Results of Performance Achieved during 2016-2019 Performance Period for PSUs granted in March 2016 and October 2016

In March 2016 and October 2016, the Company granted PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the applicable three-year performance period. Following the completion of the applicable performance period, it was determined that (i) for PSUs granted in October 2016, the ending average stock price of $28.32 was equal to 91% of the “Target Price” of $31.05, and (ii) for PSUs granted in March 2016, the ending average stock price of $28.07 was equal to 118% of the “Target Price” of $23.87. As a result, the executive officers became eligible to receive a number of shares equal to approximately 91% and 118% of their target number of PSUs for awards made in October 2016 and PSU awards made in March 2016, respectively. During 2017, recipients of PSU awards received additional make-whole PSUs in order to provide them with the same benefits that would have been provided to them had their outstanding PSUs been modified to provide for dividend equivalents, and dividend equivalents were earned on those awards during 2017, 2018 and 2019. As a result, the PSU award recipients received an aggregate of 95% of their target number of shares in respect of awards made in October 2016, and an aggregate of 121% of their target number of shares in respect of PSU awards made in March 2016.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2019. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than for good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits), and the Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits. The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event the purchaser does not assume the awards as part of the change of control. See “Executive Compensation—Estimated Benefits upon Termination.”

The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Compensation Committee also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2019 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

As part of MGM 2020, officers that met certain criteria were offered an early retirement opportunity pursuant to the terms of the MGM Voluntary Resignation Severance Policy and the MGM Voluntary Resignation Equity Policy. Mr. D’Arrigo elected to retire under the terms of these policies and, accordingly, received the following benefits in exchange for a complete release of claims: (1) a cash lump sum of $3,317,861, representing 1.5 times the sum of his base pay, target annual bonus, and his cost of COBRA for 12 months and (2) continued vesting in his outstanding equity awards (subject to compliance with certain restrictive covenants).

Retirement, Death & Disability – Treatment of Equity Awards

For equity awards granted after January 1, 2017, the Compensation Committee has adopted a policy that provides for additional equity vesting upon retirement for NEOs (and other executives that hold performance share units) other than Mr. Murren, whose equity awards will be treated in accordance with the Transition Agreement described below. The Retirement Policy only applies to equity awards granted on or after January 1, 2017 through October 7, 2019 (except with respect to the provisions related to death and disability, which apply retroactively). Retirement for purposes of these awards is defined as (i) a voluntary resignation by the participant with 90 days advance written notice after attaining age 60 with 15 years of service or (ii) a voluntary resignation with both 90 days advance written notice and the Compensation Committee’s prior consent after attaining age 55 with 20 years of service. In the event of retirement, with respect to awards outstanding for at least six months prior to the date of such retirement granted during this period, the participant will be entitled to continued vesting of a pro-rated portion of the participant’s then-outstanding and unvested equity awards based upon the number of months employed during the applicable performance or vesting period. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.

On October 7, 2019, the Compensation Committee adopted new award forms and amended and restated the Retirement Policy such that it would no longer apply to awards going forward (the “New Retirement Provisions”). The New Retirement Provisions apply to all awards made on or after October 7, 2019. Retirement is now defined as a voluntary resignation by the participant with 90 days advance written notice where age plus service equals 65, with a minimum age of 55 and 5 years of service (in the case of Mr. McManus, who is not yet age 55, Retirement is also defined to include his being terminated without cause prior to reaching age 55). In accordance with the New Retirement Provisions, for awards issued after October 7, 2019 and outstanding six months prior to the date of retirement, eligible participants are entitled to (i) continued vesting in full of all RSUs, (ii) other than with respect to Messrs. Hornbuckle, McManus and Sanders, continued vesting of a pro-rated portion of their then-oustanding and unvested PSU awards based upon the number of months employed during the applicable performance or vesting period and (iii) with respect to Messrs. Hornbuckle, McManus and Sanders, continued vesting in full of their then- outstanding and unvested PSU awards. The New Retirement Provisions are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the applicable award forms. In addition, with respect to Mr. McManus, should his employment be terminated prior to his obtaining retirement eligibility by the Company without cause, or by Mr. McManus for good cause, then his PSU’s and RSU’s issued on or after October 7, 2019 that have been issued and outstanding for more than 6 months will continue to vest in full. The New Retirement Provisions are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the applicable award forms. Mr. Murren's equity awards will be treated in accordance with the Transition Agreement.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants.

The Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. The Compensation Committee has approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us even after taking into account the costs of such reimbursements.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business.

Pursuant to his employment agreement, Mr. Murren is entitled to request the personal use of aircraft, but he must generally reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2019, such costs exceeded $250,000, totaling $279,374. Mr. Murren reimbursed us in the amount of $29,374 (the amount that exceeded $250,000). See the Summary Compensation Table for additional details.

We also provide Mr. Murren with certain security services, which includes a personal security detail. The Company’s provision of these services is based on an independent threat assessment study provided to us by an outside firm, which concluded that it was appropriate to provide Mr. Murren with these personal security services. Based on this study, we view these services as a necessary and appropriate business expenses; however, because certain aspects of this benefit may be viewed as conveying a personal benefit to Mr. Murren, we disclose this benefit in our Proxy Statement. The costs reported in the Summary Compensation Table below consist solely of the cost to the Company of providing Mr. Murren with security personnel during those times when he is not conducting Company business.

OTHER COMPENSATION MATTERS

Internal Revenue Code Section 162(m)

Subject to certain transition rules for binding contracts in effect on November 2, 2017, section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer and its three other highest paid executive officers). The Compensation Committee takes into account the tax and accounting implications (including the deduction limits of revised Section 162(m)) when making compensation decisions, but necessarily reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in its best interests to do so.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities.

Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ROLAND HERNANDEZ, Chair

MARY CHRIS JAMMET

ROSE MCKINNEY-JAMES

JAN SWARTZ

DANIEL J. TAYLOR

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the years ended December 31, 2019, 2018 and 2017.

NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)	NON-EQUITY INCENTIVE PLAN COMPENSATION(D)	ALL OTHER COMPENSATION(E)	TOTAL
James J. Murren Chairman of the Board and Chief Executive Officer	2019	$2,000,000	$—	$7,000,000	$3,430,359	$715,993	$13,146,352
	2018	2,000,000	—	7,000,000	3,148,814	700,207	12,849,021
	2017	2,000,000	833,000	7,227,897	3,851,636	667,187	14,579,720
Daniel J. D’Arrigo Former Executive Vice President, Chief Financial Officer and Treasurer	2019	$194,178	$—	$—	$—	$3,340,787	$3,534,965
	2018	875,000	—	1,550,000	1,033,205	43,062	3,501,267
	2017	875,000	333,000	1,564,376	1,263,818	19,950	4,056,144
Corey Sanders Chief Financial Officer and Treasurer	2019	$1,250,000	$—	$2,750,000	$1,875,978	$11,259	$5,887,237
	2018	1,250,000	—	2,750,000	1,722,008	24,201	5,746,209
	2017	1,250,000	500,000	2,912,371	2,106,363	23,217	6,791,951
William J. Hornbuckle President and Chief Operating Officer	2019	$1,400,000	$—	$2,750,000	$2,101,095	$38,461	$6,289,556
	2018	1,400,000	—	2,750,000	1,928,649	57,079	6,135,728
	2017	1,400,000	500,000	2,908,792	2,359,127	61,345	7,229,264
John McManus Executive Vice President, General Counsel and Secretary	2019	$850,000	$—	$1,250,000	$911,189	$23,312	$3,034,501
	2018	806,438	—	1,250,000	796,358	39,289	2,892,085

Atif Rafiq President of Commercial & Growth	2019	$804,795	$1,000,000	$1,875,000	$1,207,821	$4,056	$4,891,672

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements.”

(B)	For Messrs. Murren, D’Arrigo, Sanders and Hornbuckle, represents special bonus awards paid in respect of above-average 2017 performance determined outside of the 2017 annual incentive plan. Such amounts were paid in a lump sum in February 2018. For Mr. Rafiq, represents a sign-on bonus paid to him in connection with his commencement of employment with the Company.

(C)	For 2019, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. For the RSU awards to vest ratably over four years, subject to continued employment, our Adjusted EBITDA (as defined by the Compensation Committee) for the six months ending June 30, 2020 must be at least 50% of the Adjusted EBITDA Target as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items). The RSUs will be cancelled if such performance criterion is not met. As of the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in accordance with FASB ASC 718.

Each Absolute TSR PSU represents the right to receive between 0 and 1.6 shares of common stock based on the Company’s TSR from the grant date to the date that is three years after the grant date (the “Vesting Date”), relative to a target price (the “Target Price”). The Target Price is equal to 125% of the average closing price of our common stock over the 60-calendar-day period ending on the grant date. If the ending average stock price is less than 60% of the Target Price (the “Minimum Price”), then no shares will be issued on the Vesting Date. If the ending average stock price is equal to or greater than 160% of the Target Price (the “Maximum Price”), then 1.6 shares will be issued on the Vesting Date per Absolute TSR PSU. If the ending average stock price as adjusted for the payment of dividends during the performance period is between the Minimum Price and the Maximum Price, then a number of shares will be issued on the Vesting Date per Absolute TSR PSU equal to the ending average stock price divided by the Target Price. For this purpose, the ending average stock price is the average closing price of our common stock over the 60-calendar-day period ending on the Vesting Date as adjusted for the payment of any dividends during the performance period.

For Relative TSR PSUs, the number of shares of common stock ultimately received by the named executive officer at the end of applicable three-year measurement period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

The grant date fair value for Absolute TSR PSU and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $3.4 million, $1.3 million, $1.3 million, $0.6 million and $0.9 million for Mr. Murren, Mr. Sanders, Mr. Hornbuckle, Mr. McManus, and Mr. Rafiq, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.” Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $3.1 million, $1.2 million, $1.2 million, $0.6 million and $0.8 million for Mr. Murren, Mr. Sanders, Mr. Hornbuckle, Mr. McManus, and Mr. Rafiq, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information.

Mr. D’Arrigo entered into a separation agreement with the Company on February 22, 2019 and, as a result, was not eligible to receive an annual equity grant in 2019.

(D)	Consists of compensation earned under the previous annual incentive plan in respect of the 2017 and 2018 fiscal year and, for fiscal year 2019, earned under the 2019 annual incentive program, including the value of Bonus dRSUs, as described in “Compensation Discussion and Analysis.” Mr. D’Arrigo entered into a separation agreement with the Company on February 22, 2019 and was paid an amount equal to 1.5x his target annual bonus for 2019.

(E)	All other compensation for 2019 consists of the following:

NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	TERMINATION RELATED BENEFITS(C)	OTHER PERQUISITES(D)	TOTAL OTHER COMPENSATION
Mr. Murren	$250,000	$1,500	$52,021	$—	$412,472	$715,993
Mr. D’Arrigo	—	1,500	21,426	3,317,861	—	3,340,787
Mr. Sanders	—	1,500	9,759	—	—	11,259
Mr. Hornbuckle	5,456	—	33,005	—	—	38,461
Mr. McManus	—	1,500	21,812	—	—	23,312
Mr. Rafiq	—	—	4,056	—	—	4,056

(A)	The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts the NEO reimburses. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. If an aircraft flies without passengers before picking up or dropping off a passenger flying for personal reasons, then such “deadhead” segment is included in aggregate incremental costs.

(B)	The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $6,516, $4,701, $763, $1,155, $4,190 and $767 for Mr. Murren, Mr. D’Arrigo, Mr. Sanders, Mr. Hornbuckle, Mr. McManus, and Mr. Rafiq, respectively). See “Compensation Discussion and Analysis” for our Compensation Committee’s policy on gross-ups.

(C)	Mr. D’Arrigo received a severance payment of $3,281,250 and a lump sum payment of $36,611 for health and insurance benefits upon termination in March 2019.

(D)	We provide Mr. Murren with certain security services, which includes a personal security detail. The Company’s provision of these services is based on an independent threat assessment study provided to us by an outside firm, which concluded that it was appropriate to provide Mr. Murren with these personal security services. The amount reported above consists solely of the cost to the Company of providing Mr. Murren with security personnel during those times when he is not conducting Company business which, for 2019, was $412,472.

As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2019.

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2019 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Murren	N/A		$2,000,000	$4,000,000	$7,000,000	—	—	—	$—
	10/07/2019	(C)	—	—	—	—	102,752	—	2,800,000
	10/07/2019	(D)	—	—	—	55,985	93,309	149,294	2,100,000
	10/07/2019	(E)	—	—	—	38,211	76,422	114,633	2,100,000
Mr. D’Arrigo	N/A		—	—	—	—	—	—	$—
Mr. Sanders	N/A		$1,093,750	$2,187,500	$3,828,125	—	—	—	$—
	10/07/2019	(C)	—	—	—	—	40,367	—	1,100,000
	10/07/2019	(D)	—	—	—	21,994	36,657	58,651	825,000
	10/07/2019	(E)	—	—	—	15,012	30,023	45,035	825,000
Mr. Hornbuckle	N/A		$1,225,000	$2,450,000	$4,287,500	—	—	—	$—
	10/07/2019	(C)	—	—	—	—	40,367	—	1,100,000
	10/07/2019	(D)	—	—	—	21,994	36,657	58,651	825,000
	10/07/2019	(E)	—	—	—	15,012	30,023	45,035	825,000
Mr. McManus	N/A		$531,250	$1,062,500	$1,859,375	—	—	—	$—
	10/07/2019	(C)	—	—	—	—	18,349	—	500,000
	10/07/2019	(D)	—	—	—	9,997	16,662	26,659	375,000
	10/07/2019	(E)	—	—	—	6,824	13,647	20,471	375,000
Mr. Rafiq	N/A		$704,195	$1,408,390	$2,464,683	—	—	—	$—
	10/07/2019	(C)	—	—	—	—	27,523	—	750,000
	10/07/2019	(D)	—	—	—	14,996	24,994	39,990	562,500
	10/07/2019	(E)	—	—	—	10,235	20,470	30,705	562,500

(A)	Any portion of the annual cash bonus earned by our NEOs in 2019 in excess of 100% of the NEO’s base salary were paid (i) for the balance between base salary and the NEO’s target bonus, 67% in the form of Bonus dRSUs, with the balance paid in cash, and (ii) for any remaining amount earned in excess of the NEO’s target bonus, 33% in the form of Bonus dRSUs, with the balance paid in cash. See “Compensation Discussion and Analysis.” Mr. D’Arrigo entered into a separation agreement with the Company on February 22, 2019 and was paid $1,968,750, an amount equal to 1.5x his target annual bonus for 2019.

(B)	See note (B) to the Summary Compensation Table above for more information.

(C)	RSU award.

(D)	Absolute TSR PSU award.

(E)	Relative TSR PSU award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards of the NEOs as of December 31, 2019. For RSUs, Absolute TSR PSUs and Relative TSR PSUs, the number of units reflects dividend equivalent rights credited during 2019.

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Murren					13,616	(A)	$453,004
					37,919	(B)	1,261,565
					80,141	(C)	2,666,291
					80,592	(D)	2,681,296
								103,157	(E)	$3,432,033
								168,994	(F)	5,341,299
								60,420	(G)	1,708,647
								52,759	(H)	1,123,728
								87,079	(I)	2,752,261
								73,837	(J)	3,151,268
								93,677	(K)	2,836,134
								76,723	(L)	3,828,878
Mr. D’Arrigo					3,041	(A)	$101,174
					8,215	(B)	273,313
					17,845	(D)	593,703
								45,329	(F)	$1,432,706
								13,091	(G)	370,195
								11,431	(H)	243,470
								19,282	(I)	609,440
								16,349	(J)	697,738

Mr. Sanders					5,007	(A)	$166,583
					15,799	(B)	525,633
					31,660	(D)	1,053,328
								40,526	(E)	$1,348,300
								56,986	(F)	1,801,138
								25,175	(G)	711,945
								21,983	(H)	468,242
								34,210	(I)	1,081,275
								29,007	(J)	1,237,977
								36,801	(K)	1,114,179
								30,141	(L)	1,504,203

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Hornbuckle					5,007	(A)	$166,583
					15,799	(B)	525,633
					31,660	(D)	1,053,328
								40,526	(E)	$1,348,300
								64,757	(F)	2,046,737
								25,175	(G)	711,945
								21,983	(H)	468,242
								34,210	(I)	1,081,275
								29,007	(J)	1,237,977
								36,801	(K)	1,114,179
								30,141	(L)	1,504,203
Mr. McManus					2,366	(A)	$78,717
					6,319	(B)	210,233
					14,391	(D)	478,789
								18,421	(E)	$612,867
								10,724	(F)	338,955
								10,070	(G)	284,791
								8,793	(H)	187,277
								15,550	(I)	491,498
								13,185	(J)	562,729
								16,727	(K)	506,436
								13,700	(L)	683,699
Mr. Rafiq

								27,631	(E)	$919,283
								25,092	(K)	759,687
								20,550	(L)	1,025,548

(A)	RSU award scheduled to vest on 10/3/20.

(B)	RSU award scheduled to vest in equal installments on each of 11/14/20 and 11/14/21.

(C)	RSU award scheduled to vest on 12/31/21.

(D)	RSU award scheduled to vest in equal installments on each of 10/19/20, 10/19/21 and 10/19/22.

(E)	RSU award scheduled to vest in equal installments on each of 10/7/20, 10/7/21, 10/7/22 and 10/7/23.

(F)	Bonus Absolute TSR PSU award scheduled to vest on 3/6/20.

(G)	Absolute TSR PSU award scheduled to vest on 11/14/20.

(H)	Relative TSR PSU award scheduled to vest on 11/14/20.

(I)	Absolute TSR PSU award scheduled to vest on 10/19/21.

(J)	Relative TSR PSU award scheduled to vest on 10/19/21.

(K)	Absolute TSR PSU award scheduled to vest on 10/7/22.

(L)	Relative TSR PSU award scheduled to vest on 10/7/22.

OPTION/SAR EXERCISES AND STOCK VESTED

The following table shows RSU and performance share units vesting for the NEOs during 2019. For RSUs and performance share units, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
Mr. Murren	103,747	$2,163,838	316,143	$8,492,375
Mr. D’Arrigo	24,474	588,257	73,020	1,960,511
Mr. Sanders	41,166	849,359	105,962	2,850,642
Mr. Hornbuckle	42,529	849,359	112,236	3,016,603
Mr. McManus	13,324	378,281	34,340	930,946
Mr. Rafiq	—	—	—	—

For Messrs. Murren, D’Arrigo, Sanders, Hornbuckle, McManus, and Rafiq, the number of shares acquired on vesting under Stock Awards (RSUs) includes 27,642, 3,757, 11,357, 12,720, 0, and 0 Bonus dRSUs (including DEUs accrued thereon), respectively. These Bonus dRSUs were granted during 2019 and were fully vested on the grant date, but the settlement and receipt of shares has been deferred and will be paid in four equal installments over a four-year period following the grant date. Because no value was realized, and shares were acquired, upon vesting of these Bonus dRSUs, no value is reflected for these awards in the table above. As of the grant date, the value of each executive’s Bonus dRSU award (not including the value of any DEUs credited following the grant date) was equal to (i) the number of Bonus dRSUs granted multiplied by (ii) $28.35, the price of our common stock on the grant date.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation to the NEOs in 2019 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Murren	$—	$—	$14,474	$—	$113,720
Mr. D’Arrigo	—	—	—	—	—
Mr. Sanders	—	—	—	—	—
Mr. Hornbuckle	—	—	14,394	—	67,320
Mr. McManus	—	—	—	—	—
Mr. Rafiq	—	—	—	—	—
Total	$—	$—	$28,868	$—	$181,040

(A)	None of these amounts was included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2019 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards in effect as of such date.

The amounts shown below for Mr. Murren reflect the amounts that would have otherwise been due to him under his employment agreement and terms of his equity awards, in each case, as in effect on December 31, 2019. For a description of the payments that became payable to Mr. Murren under the Transition Agreement in connection with his departure from the Company on March 22, 2020, please see “Employment Agreement with Mr. Murren, our Chief Executive Officer and Subsequent Transition Agreement” below.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)	OTHER(F)	TOTAL
Death or Disability
Mr. Murren	$2,000,000	$7,827,899	$13,692,095	$85,405	$23,605,399
Mr. Sanders	625,000	3,093,844	6,117,821	—	9,836,665
Mr. Hornbuckle	700,000	3,093,844	6,117,821	—	9,911,665
Mr. McManus	425,000	1,380,605	2,716,429	—	4,522,034
Mr. Rafiq	625,000	919,283	1,785,235	—	3,329,518
Company Terminates Without Good Cause Mr. Murren	$8,000,000	$5,218,133	$13,692,095	$90,773	$27,001,001
Mr. Sanders	3,437,500	1,117,573	3,954,486	13,526	8,523,085
Mr. Hornbuckle	3,850,000	1,117,573	3,954,486	38,647	8,960,706
Mr. McManus	1,912,500	496,655	1,733,112	38,647	4,180,914
Mr. Rafiq	2,658,390	229,796	733,273	38,647	3,660,106

	SEVERANCE(A)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)	OTHER(F)	TOTAL
NEO Terminates Without Good Cause/Company Terminates With Good Cause Mr. Murren	$—	$—	$—	$—	$—
Mr. Sanders	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—
Mr. McManus	—	—	—	—	—
Mr. Rafiq	—	—	—	—	—
NEO Terminates With Good Cause Mr. Murren	$8,000,000	$5,218,133	$13,692,095	$90,773	$27,001,001
Mr. Sanders	3,437,500	1,117,573	3,954,486	13,526	8,523,085
Mr. Hornbuckle	3,850,000	1,117,573	3,954,486	38,647	8,960,706
Mr. McManus	1,912,500	496,655	1,733,112	38,647	4,180,914
Mr. Rafiq	2,658,390	229,796	733,273	38,647	3,660,106
Change of Control(H) Mr. Murren	$10,000,000	$7,827,899	$15,400,916	$90,773	$33,319,588
Mr. Sanders	4,000,000	3,093,844	6,117,821	27,051	13,238,716
Mr. Hornbuckle	4,000,000	3,093,844	6,117,821	77,295	13,288,960
Mr. McManus	3,825,000	1,380,605	2,716,429	77,295	7,999,329
Mr. Rafiq	4,000,000	919,283	1,785,235	77,295	6,781,813
Retirement pursuant to Retirement Policy(I) Mr. Murren	$—	$—	$—	$—	$—
Mr. D’Arrigo(J)	3,281,250	968,190	1,920,843	36,611	6,206,894
Mr. Sanders	—	595,735	1,763,998	—	2,359,733
Mr. Hornbuckle	—	595,735	1,763,998	—	2,359,733
Mr. McManus	—	—	—	—	—
Mr. Rafiq	—	—	—	—	—

(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination.

(B)	The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 31, 2019, which was $33.27.

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that the applicable performance criteria was achieved at target level.

(E)	Assumes that December 31, 2019 was the end of the performance period for Absolute TSR PSUs and Relative TSR PSUs.

(F)	For death or disability termination scenario, includes for Mr. Murren any reimbursement of group life insurance premiums and medical expenses to be provided under the disability scenario based on actual amounts paid in 2019 of $85,405, and under the death scenario, a reimbursement of medical expenses to be provided based on actual amounts paid in 2019. Under all other scenarios for Mr. Murren, includes a reimbursement of group life insurance premiums, medical expenses and associated taxes and premiums for long-term disability insurance based on actual amounts paid in 2019. For all other termination scenarios, includes for all other NEOs the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”

(H)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

(I)	As of December 31, 2019, only Mr. Sanders and Mr. Hornbuckle would have been eligible for retirement benefits under the prior Retirement Policy.

(J)	Mr. D’Arrigo’s awards will continue to vest in accordance with the terms of his separation agreement.

Employment Agreements

We are party to employment agreements with all of our NEOs. We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. During 2016, we successfully negotiated new employment agreements with Mr. Murren, Mr. Hornbuckle, and Mr. Sanders. Specifically, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren, which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year and a target annual bonus equal to 200% of base salary; on December 6, 2016, we entered into an employment agreement with Mr. Hornbuckle, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,400,000 per year and a target annual bonus equal to 175% of base salary; and on December 6, 2016, we entered into an employment agreement with Mr. Sanders, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,250,000 per year and a target annual bonus of 175% of base salary. For Mr. Sanders and Mr. Hornbuckle, the new employment agreements contain severance protection that is generally the same as the severance protections afforded under their prior agreements, except that the maximum amount of cash “severance payments” that each can receive was increased from $3 million to $4 million. As well, Mr. Hornbuckle’s new employment agreement provides for a successorship provision, pursuant to which Mr. Hornbuckle may terminate his employment with the Company as a result of the Company’s failure to appoint him as a successor to Mr. Murren in the event Mr. Murren’s employment with the Company is terminated prior to November 14, 2020.

During 2019, we were also party to employment agreements with Mr. McManus and Mr. Rafiq. On November 15, 2016, we entered into an employment agreement with Mr. McManus, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a base salary of $800,000 during the first and second year of his agreement, and $850,000 during the third and fourth year of his agreement. On March 25, 2019, we entered into an employment agreement with Mr. Rafiq for a term commencing on May 11, 2019, which provides for a term until May 10, 2022 for a base salary of $1,250,000. As part of Mr. Rafiq’s initial employment package, he received a cash sign-on bonus of $1,000,000, which was intended to compensate him for amounts that he forfeited in connection with his resignation from his prior employer.

Employment Agreement with Mr. Murren, our Chief Executive Officer and Subsequent Transition Agreement

As discussed above, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren (the “Employment Agreement”), which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year. The Employment Agreement also provides for a target bonus for each of fiscal years 2017-2021 equal to 200% of Mr. Murren’s base salary, up to a maximum bonus of 175% of the target bonus. The Employment Agreement provides that, beginning with any bonus payable in respect of services performed for fiscal year 2017 or thereafter, to the extent any such bonus is earned in excess of 100% of Mr. Murren’s base salary at the beginning of such fiscal year (such excess portion, the “Excess Bonus Amount”), the Excess Bonus Amount would (i) for the first portion between base salary and Mr. Murren’s target bonus, be payable 67% in the form of fully vested bonus PSUs (with the balance in cash) and (ii) for the remainder, be payable 33% in the form of bonus PSUs (with the balance in cash). In 2017, in consultation with Mr. Murren, it was decided that any Excess Bonus Amount would instead be paid in Bonus dRSUs, as further described above. The target number of Bonus dRSUs will have an accounting value equal to the applicable percentage of the Excess Bonus Amount. The Bonus dRSUs granted in respect of 2018 performance will be paid in shares of Company Common Stock upon the earlier to occur of (i) a Change of Control (as defined in the Employment Agreement), so long as such Change of Control complies with Section 409A, or (ii) the third anniversary of the date on which the applicable Bonus dRSUs were granted.

On February 11, 2020, Mr. Murren and the Company entered into the Transition Agreement in connection with the transition of Mr. Murren’s role with the Company. The Transition Agreement provided that Mr. Murren would continue to serve as Chief Executive Officer and Chairman until a successor was appointed. On March 22, 2020, Mr. Murren resigned as Chief Executive Officer and Chairman of the Company. In exchange for a release of claims against the Company, Mr. Murren received the compensation and benefits provided for pursuant to a termination by the Company without "good cause" during the Transition Period under the Transition Agreement, as described below.

Pursuant to the terms of the Transition Agreement, during the period between Mr. Murren’s resignation as CEO and through December 31, 2020 (the “Transition Period”), Mr. Murren would continue to be employed by the Company as a Senior Advisor, subject to earlier termination of employment by the Company or Mr. Murren, and be entitled to the following compensation and benefits: (a) continuation of his current annual base salary of $2,000,000; (b) payment of a fixed bonus of $4,000,000 in cash at the end of 2020, consistent with the target bonus amount under his Employment Agreement; and (c) an equity award of time-based restricted stock units that vest ratably on a monthly basis from the date of grant until the end of the Consulting Period (as defined below) with an aggregate grant date fair market value of $7,000,000 (the “2020 Equity Award”), consistent with the value of the annual equity award granted to Mr. Murren in prior fiscal years, with the 2020 Equity Award to be granted at the same time as equity awards are granted to senior executives of the Company generally during fiscal year 2020. As described below, Mr. Murren received the foregoing equity grant with a fair market value of $7,000,000 on March 22, 2020, which was fully vested and will be settled on March 30, 2020 subject to the release of claims becoming effective.

The Transition Agreement superseded the terms of Mr. Murren’s Employment Agreement in certain respects, particularly with respect to severance entitlements.  The Transition Agreement provides that if Mr. Murren’s employment is terminated prior to the end of the Transition Period by the Company for any reason other than for the Company’s “good cause”, Mr. Murren will be entitled to receive, subject to his execution of a release of claims against the Company and honoring the terms of his restrictive covenants, a lump sum cash severance payment of $12,000,000, which represents two times the sum of Mr. Murren’s annual base salary and target annual bonus under the Employment Agreement, plus a lump sum cash payment for the cost of two years of certain insurance coverages. Additionally, all outstanding equity awards will become vested as to the applicable service-based requirements and will be settled in accordance with their terms, and the 2020 Equity Award, to the extent not granted, would be granted and fully vested as of the date of termination. However, awards subject to performance criteria will continue to be subject to performance criteria and vest at the end of the applicable performance period based on the actual achievement of performance criteria.  In addition, Mr. Murren will also receive a lump-sum payment equal to the value of his unpaid base salary through December 31, 2020 and payment of the 2020 cash bonus described in the paragraph above.  Mr. Murren will receive the foregoing benefits in connection with his departure from the Company.

As contemplated by the Transition Agreement, Mr. Murren will be paid monthly consulting fees of $575,00 in respect of his consulting services through December 31, 2021 (the “Consulting Period”), as may be reasonably requested by the Board in its sole discretion.

Uniform Severance and Change of Control Policies—Executive Officers (Including NEOs, other than the Chief Executive Officer)

In 2012, the Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement and in the terms of equity award agreements entered into with each of the NEOs. An overview of the severance benefits provided to NEOs (other than the CEO) are as follows:

•	1.0x the sum of base salary and target bonus (subject to a $4 million cap for Mr. Hornbuckle, Mr. McManus, and Mr. Sanders), payable over a 12-month period.

•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).

•	“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving in the executive’s position; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Company to pay the executive any compensation when due.

•	“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a 6-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. As discussed above, for awards granted prior to October 7, 2019, in the event of a participant’s termination of employment due to his or her death or disability, the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination for all outstanding equity awards; provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms. Benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the policy. For awards granted on or after October 7, 2019, the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination and (i) rPSUs will accelerate and vest in full based on relative performance to the date of termination and (ii) absolute PSUs will accelerate and vest in full based on target, if such termination is within the first twelve months of the performance period, or after such twelve month period, based on actual performance projected through the end of the performance period.

Change of Control Policy

In 2012, in connection with the implementation of the Severance Policy, the Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards).

The benefits provided under the Change of Control Policy to our NEOs were as follows, as of December 31, 2019:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus (subject to $10 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

2.0x the sum of base salary and target bonus (subject to $4 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the Change of Control Policy.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Murren, our Chief Executive Officer and the annual total compensation of our employees.

Last year, to identify the median of the annual total compensation of all our employees (other than the CEO), we took the following steps:

We determined that, as of October 1, 2017, our employee population consisted of approximately 75,954 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date, and included our employees as well as the employees of our consolidated subsidiaries, including 7,763 employees in Macau employed by MGM China.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of our employees for the nine months ended September 30, 2017 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations.

We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the nine months ended September 30, 2017. We did not make any cost of living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group. Because the median employee identified for 2017 (the “Original Median Employee”) was no longer employed by the Company at the relevant time during 2018, we did not think it was appropriate to use the Original Median Employee for purposes of calculating the CEO pay ratio in respect of 2018. As permitted under the applicable SEC rules, we instead identified another employee for purposes of calculating the CEO pay ratio in respect of 2018 whose compensation was substantially similar to the Original Median Employee based on the methodology described above.

Because there have not been any changes that we reasonably believe would significantly affect this year’s pay ratio as compared to last year’s, the applicable SEC rules permit us to use the same median employee identified last year in order to calculate this year’s pay ratio. Based on our internal review procedures, there has been no change in our employee population, our employee compensation arrangements or the circumstances of the median employee identified last year that we reasonably believe would result in a significant change to our pay ratio disclosure.

Based on this, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer, was $38,954 and the annual total compensation of our Chief Executive Officer was $13,146,352, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees included in our calculations of 337:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

RECONCILIATION OF
NON-GAAP FINANCIAL MEASURE

This Proxy Statement refers to the non-GAAP financial measure of Compensation Adjusted EBITDA. This metric is used by the Company in evaluating our performance for purposes of our executive compensation program. We believe this non-GAAP financial measure provides investors with useful supplemental information about the performance of our business, as well as providing insight into the metrics we use for executive compensation purposes.

Compensation Adjusted EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net (as adjusted for the Company’s percentage equity ownership in MGM China and CityCenter for the performance period), and further adjusted by certain items approved by the Compensation Committee described in “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus,” to account for unbudgeted transactions or other unforeseen, unusual or extraordinary gains or losses not contemplated at the time of the determination of the Compensation Adjusted EBITDA Target. Accordingly, Compensation Adjusted EBITDA is different from and not directly comparable to the Company’s Adjusted EBITDAR and Adjusted Property EBITDAR results reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020.

Compensation Adjusted EBITDA should not be construed as an alternative to operating income or net income, as an indicator of the Company’s performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Compensation Adjusted EBITDA. Also, other companies in the gaming and hospitality industries that report Compensation Adjusted EBITDA may calculate Compensation Adjusted EBITDA in a different manner and such differences may be material.

A reconciliation of GAAP net income to Compensation Adjusted EBITDA as calculated pursuant to the fiscal year 2019 annual incentive bonus is presented below:

Dollars in thousands
Net Income	$2,214,380
Provision for income taxes	632,345
Interest expense	847,932
Other non-operating expenses, net	245,558
Preopening and start-up expenses	7,175
Property transactions, net	275,802
Gain on Bellagio transaction	(2,677,996)
Depreciation and amortization	1,304,649
MGM China and CityCenter equity ownership adjustments	(231,801)
Expenses related to amending or accelerating equity awards	24,972
Business optimization expenses, restructuring charges and reserves	74,063
Bellagio triple net operating lease rent expense	42,317
Other expenses	14,711
Compensation Adjusted EBITDA	$2,774,107

NOTICE CONCERNING STOCKHOLDER
PROPOSALS AND NOMINATIONS

We intend to hold our 2021 annual meeting of stockholders in May 2021. Proposals of stockholders intended to be presented at the 2021 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before November 27, 2020 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting. We expect that the 2021 annual meeting will also be held online and as a virtual meeting only.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2021 annual meeting of stockholders, must be received by us no earlier than January 6, 2021 and no later than February 5, 2021 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 28, 2020 and no later than November 27, 2020. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2021 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

MGM RESORTS INTERNATIONAL
ATTN: CORPORATE SECRETARY
3600 LAS VEGAS BLVD.SOUTH
LAS VEGAS, NEVADA 89109

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MGM2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05414-P36523

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MGM RESORTS INTERNATIONAL

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William W. Grounds	☐	☐	☐
1b. Alexis M. Herman	☐	☐	☐
1c. Roland Hernandez	☐	☐	☐
1d. Mary Chris Jammet	☐	☐	☐
1e. John Kilroy	☐	☐	☐
1f. Rose McKinney-James	☐	☐	☐
1g. Keith A. Meister	☐	☐	☐
1h. Paul Salem	☐	☐	☐
1i. Gregory M. Spierkel	☐	☐	☐
1j. Jan G. Swartz	☐	☐	☐
1k. Daniel J. Taylor	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D05415-P36523

MGM RESORTS INTERNATIONAL
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 6, 2020 2:00 PM Pacific Time

The undersigned hereby appoints GREGORY M. SPIERKEL, ALEXIS M. HERMAN and ROLAND HERNANDEZ, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if virtually present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/MGM2020, on May 6, 2020, at 2:00 p.m., Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side